UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Nektar Therapeutics

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NEKTAR THERAPEUTICS

455 Mission Bay Boulevard South

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2018

AT 2:00 P.M. PACIFIC TIME

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. The 2018 Annual Meeting will be held on Tuesday, June 26, 2018, at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158, for the following purposes:

1.	To elect three directors with terms to expire at the 2021 Annual Meeting of Stockholders.

2.	To approve an amendment and restatement of the 2017 Performance Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the 2017 Performance Incentive Plan by 10,900,000 shares to a total reserve of 19,200,000 shares.

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

4.	To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

5.	To conduct any other business properly brought before the 2018 Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the 2018 Annual Meeting is April 27, 2018. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2018 Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you attend the 2018 Annual Meeting in person, it is important that your shares be represented. You may vote your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Mark A. Wilson

Mark A. Wilson

Senior Vice President, General Counsel and

Secretary

San Francisco, California

May 15, 2018

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ON THE INTERNET, BY PHONE OR BY MAIL AS INSTRUCTED IN THE NOTICE OF AVAILABILITY OF PROXY MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

NEKTAR THERAPEUTICS

455 Mission Bay Boulevard South

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2018

AT 2:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

WHY AM I RECEIVING THESE MATERIALS?

We sent you a Notice of Availability of Proxy Materials (the “Notice”) because the board of directors of Nektar Therapeutics, a Delaware corporation (“Nektar,” the “Company,” “we” or “us”) is soliciting your proxy to vote at our 2018 annual meeting of stockholders (the “Annual Meeting”) to be held on June 26, 2018 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. We invite you to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.

The Notice was first sent or made available on or about May 15, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 27, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 171,242,791 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 27, 2018, your shares were registered directly in your name with our transfer agent, Computershare Inc., then you are a stockholder of record. The Notice will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone as instructed in the Notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 27, 2018, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

WHAT AM I VOTING ON?

There are five matters scheduled for a vote:

•	Proposal 1: To elect three directors with terms to expire at the 2021 Annual Meeting of Stockholders.

•

Proposal 2: To approve an amendment and restatement of the 2017 Performance Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the 2017 Performance Incentive Plan by 10,900,000 shares to a total reserve of 19,200,000 shares.

•	Proposal 3: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

•	Proposal 4: To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

HOW ARE PROXY MATERIALS DISTRIBUTED?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending the Notice to our stockholders of record and beneficial owners as of April 27, 2018. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, on the Internet at www.nektar.com or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

HOW DO I VOTE?

You may either vote “For” or “Against” or abstain from voting with respect to each nominee to the board of directors. For Proposals 2, 3, and 4, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of April 27, 2018, you may vote in person at the Annual Meeting, vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

2.	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number from the Notice and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on June 25, 2018 to be counted.

3.	To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the Notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m. Eastern Time on June 25, 2018 to be counted.

4.	To vote by mail, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the Notice, or contact your broker, bank or other agent.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 27, 2018.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to take any action at the meeting (other than to adjourn the meeting). The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On April 27, 2018, there were 171,242,791 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. Even if your valid proxy card indicates that you abstain from voting or if a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” your shares will still be counted for purposes of determining the presence of a quorum at the Annual Meeting. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:

1.	Proposal 1: “For” election of all three nominees for director.

2.	Proposal 2: “For” the amendment and restatement of the 2017 Performance Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the 2017 Performance Incentive Plan by 10,900,000 shares to a total reserve of 19,200,000 shares.

3.	Proposal 3: “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

4.	Proposal 4: “For” the approval a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”) and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes. Proposals 1, 2, and 4 are matters considered non-routine under the applicable rules. If you do not give your broker specific instructions, the broker will not vote your shares on Proposals 1, 2, and 4 and your shares will constitute broker non-votes which will be counted for purposes of determining whether a quorum exists but will not affect the outcome of these proposals. Proposal 3 involves a matter we believe to be routine and thus if you do not give instructions to your broker, the broker may vote your shares in its discretion on Proposal 3 and therefore no broker non-votes are expected to exist in connection with Proposal 3.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the Annual Meeting, with respect to Proposal 1, “For” votes, “Against” votes, abstentions and broker non-votes for each nominee, with respect to each of Proposals 2 and 4, “For” votes, “Against” votes, abstentions and broker non-votes, and with respect to Proposal 3, “For” votes, “Against” votes and abstentions.

WHO WILL SERVE AS INSPECTOR OF ELECTIONS?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of elections.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•

For Proposal 1 electing three members of the board of directors, each director must receive a “For” vote from a majority of the votes cast in person or by proxy at the Annual Meeting on the election of the director. A majority of the votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of the votes cast with respect to that director’s election.

•

For Proposal 2 approving an amendment and restatement to the Nektar 2017 Performance Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan, the proposal must receive a “For” vote from a majority of the votes cast either in person or by proxy at the Annual Meeting.

•

For Proposal 3 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018, the proposal must receive a “For” vote from a majority of the votes cast either in person or by proxy at the Annual Meeting.

•	For Proposal 4 approving the resolution regarding executive compensation, the proposal must receive a “For” vote from a majority of the votes cast either in person or by proxy at the Annual Meeting.

For purposes of all proposals above, votes cast shall include any shares voted “Against” and shall exclude abstentions and, to the extent applicable, broker non-votes.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to the Notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the Notice and any other proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each Notice to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;

2.	A written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 455 Mission Bay Boulevard South, San Francisco, California 94158; or

3.	A later-dated vote on the Internet or by phone or a ballot cast in person at the Annual Meeting (simply attending the Annual Meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank or other agent, or if you have received a proxy from your broker, bank or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2019 proxy statement. Any such proposal must be submitted in writing by December 31, 2018, to our Secretary, care of Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. If we change the date of our 2019 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our bylaws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Alternatively, under our bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, you must provide specific information to us no earlier than March 28, 2019 and no later than the close of business on April 27, 2019. If we change the date of our 2019 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be changed to not later than the sixtieth day prior to such annual meeting and no earlier than the close of business on the ninetieth day prior to such annual meeting. In the event we provide less than 70 days’ notice or prior public disclosure of the date of the annual meeting, the stockholder proposal or nomination must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The public announcement of an adjournment or postponement of the 2019 annual meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this proxy statement. You are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

A stockholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.

In relation to stockholder proposals and nominations, in certain instances we may exercise discretionary voting authority under proxies held by the board of directors. For instance, if we do not receive a stockholder proposal by April 27, 2019, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal. If we change the date of our 2019 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline will change to a reasonable time before we begin to print and send our proxy materials. In addition, even if we are notified of a stockholder proposal within the time requirements discussed above, if the stockholder does not comply with certain requirements of the Exchange Act, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal if we include advice in our proxy statement on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to receive individual copies of the Notice and, if requested, other proxy materials. This process potentially means extra convenience for stockholders and cost savings for companies.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate Notices or other proxy materials, please notify your broker, bank or other agent, direct your written request to Nektar Therapeutics, Secretary, 455 Mission Bay Boulevard South, San Francisco, California 94158 or contact our Secretary at (415) 482-5300. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently comprised of eight (8) directors and is divided into three (3) classes. Both Class II and Class III currently consist of three directors and Class I currently consists of two directors with one vacancy created with the passing away of Joseph Krivulka. Each class has a three (3) year term. The three (3) current directors in Class II are Jeff Ajer, Robert B. Chess, and Roy A. Whitfield, whose term expires in 2018. Each of the current directors in Class II has been nominated for reelection at the Annual Meeting. Messrs. Chess and Whitfield were both previously elected by the stockholders. Mr. Ajer was appointed to the board of directors in September 2017. Vacancies on the board, including vacancies created by an increase in the number of directors, are filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class serves until the earlier of the remainder of the full term of that class, that director’s successor is elected and qualified or their death, resignation or removal.

Directors are elected by a majority of the votes cast at the Annual Meeting on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case but excluding abstentions and broker non-votes with respect to that director’s election. Shares represented by executed proxies by stockholders of record will be voted for the election of the three nominees named below, unless the “Against” or “Abstain” voting selection has been marked on the proxy card. Neither abstentions nor broker non-votes will have an effect on the outcome of the vote.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such nominee will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee and nominated by the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of the nominees will serve until the earliest of the 2021 annual meeting of our stockholders, his successor is elected and qualified or his death, resignation or removal.

The following is a brief biography of each nominee.

Jeff Ajer

Jeff Ajer, age 55, was appointed to the board of directors in September 2017. Mr. Ajer currently serves as Executive Vice President and Chief Commercial Officer at BioMarin Pharmaceutical Inc. (“BioMarin”) a global biotechnology company that develops and commercializes innovative therapies for people with serious and life-threatening rare disorders. From October 2012 to January 2014, Mr. Ajer served as Senior Vice President and Chief Commercial Officer of BioMarin. From April 2009 to October 2012, Mr. Ajer served as BioMarin’s Vice President, Commercial Operations, The Americas, where he had responsibility for commercial operations throughout the Americas and led product marketing, reimbursement, and sales operations for BioMarin. Prior to joining BioMarin, Mr. Ajer served in various roles at Genzyme Corporation (Genzyme) beginning in November 2003, most recently as Vice President, Global Transplant Operations from December 2004 to August 2005. Mr. Ajer’s experience prior to Genzyme includes roles in sales, marketing and operations at SangStat Medical Corporation and ICN Pharmaceuticals. Mr. Ajer received both a B.S. in chemistry and an M.B.A. from the University of California, Irvine.

Robert B. Chess

Robert B. Chess, age 61, is the Chairman of our board of directors and has served as a director since May 1992. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive

Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff as a White House Fellow and Associate Director of the White House Office of Economic and Domestic Policy. From 1997 until his retirement in 2009, Mr. Chess served on the board of directors of the Biotechnology Industry Organization (“BIO”). Mr. Chess served as Chairman of BIO’s Emerging Companies Section and Co-Chairman of BIO’s Intellectual Property Committee. Mr. Chess was the initial Chairman of Bio Ventures for Global Health and continues to serve on its board. He also serves on the Board of Trustees of the California Institute of Technology where he chairs the Technology Transfer Committee. Mr. Chess is the co-founder and Chairman of Biota Technology, a private company developing industrial applications of the analysis of microbial communities, and also serves as a director of each of Pelvalon, Inc., a private medical device company, and Twist Bioscience, a private company in the synthetic DNA production field. He is currently a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in the MBA program on starting technology-based businesses and the healthcare industry. Mr. Chess received his B.S. degree in Engineering with honors from the California Institute of Technology and an M.B.A. from Harvard University.

Roy A. Whitfield

Roy A. Whitfield, age 64, has served as our director since August 2000. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation (“Incyte”), a drug discovery and development company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. He also served as a director of Incyte from 1991 to January 2014. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation (“Technicon”), a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He currently serves as a director of Illumina, Inc., a developer, manufacturer and marketer of integrated systems for analysis of genetic variations and biological functions, and Station X, Inc. a private company. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek Inc. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2

APPROVAL OF AN AMENDMENT AND RESTATEMENT TO THE NEKTAR 2017 PERFORMANCE INCENTIVE PLAN

At the Annual Meeting, our stockholders will be asked to approve an amendment and restatement to the Nektar Therapeutics 2017 Performance Incentive Plan (the “2017 Plan”) to increase the available shares under the 2017 Plan by 10,900,000 shares for a total reserve of 19,200,000 shares under the 2017 Plan. In addition, the proposed amendment and restatement modified the 2017 Plan to reflect the repeal of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2017 Plan was approved by our board of directors on March 28, 2017, subject to stockholder approval which was received on June 14, 2017.

Prior to the adoption of the 2017 Plan, the Company maintained the Nektar Therapeutics 2012 Plan, as amended (the “2012 Plan”), the Nektar Therapeutics 2008 Equity Incentive Plan, as amended (the “2008 Plan”), the Nektar Therapeutics 2000 Equity Incentive Plan, as amended (the “2000 Plan”), and the Nektar therapeutics 2000 Non-Officer Equity Incentive Plan, as amended (the (“2000 Non-Officer Plan”). The 2000 Non-Officer Plan together with the 2012 Plan, the 2008 Plan and 2000 Plan, are referred to as the “Prior Plans.” Following stockholder approval of the 2017 Plan, no further awards were made under the Prior Plans. As of April 1, 2018, 5,778,209 shares were subject to outstanding stock options and restricted stock units granted under the 2017 Plan and 2,517,726 shares remained available for future grants. In addition, under the terms of the 2017 Plan, the reserve pool under the 2017 Plan may be increased by shares subject to awards granted under the Prior Plans that were outstanding as of December 31, 2017 in the event that such awards expire, or for any reason are cancelled or terminated, without being exercised. As of April 1, 2018 12,800,666 shares remained subject to outstanding stock options and restricted stock units granted under the Prior Plans. If stockholders approve the amendment and restatement to the 2017 Plan, as of April 1, 2018, the number of shares available for future awards under the 2017 Plan will increase by 10,900,000 shares to 13,417,726 shares.

Additional Information on Outstanding Awards and Available Shares

The following provides additional information on the total equity compensation awards outstanding and available shares.

Shares Outstanding and Available for Grant	As of April 1, 2018
Total shares subject to outstanding stock options	16,313,741
Total shares subject to outstanding deferred restricted stock, restricted stock units, and performance restricted stock units	2,265,134
Weighted-average exercise price of outstanding stock options under all stock incentive plans	$22.024
Weighted-average remaining term of outstanding stock options (years)	5.15
Total shares available for grant under all stock incentive plans but not yet granted(1)	2,517,726

(1)	Excludes shares available for grant under ESPP (856,205)

Given the limited number of shares that currently remain available under the 2017 Plan, our board of directors and management believe it is important that this amendment and restatement be approved in order to maintain the Company’s ability to retain employees and continue to provide them with strong incentives to contribute to the Company’s future success. The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2017 Plan are an important attraction, retention and motivation tool for participants in the plan.

All members of the board of directors and all of the Company’s executive officers will be eligible for awards under the 2017 Plan and thus have a personal interest in the approval of the amendment and restatement to the 2017 Plan.

Stockholders are requested in this Proposal 2 to approve the amendment and restatement to the 2017 Plan. Approval of the amendment and restatement to the 2017 Plan requires the affirmative vote of a majority of the votes cast, in person or by proxy, and entitled to vote at the Annual Meeting. If stockholders do not approve this amendment and restatement the 2017 Plan will continue in accordance with its current terms.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2017 Plan, as proposed to be amended, are outlined below:

The principal terms of the 2017 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2017 Plan, which appears as Exhibit 1 to this proxy statement.

Purpose. The purpose of the 2017 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our board of directors or one or more committees appointed by our board of directors will administer the 2017 Plan. Our board of directors has delegated general administrative authority for the 2017 Plan to the organization and compensation committee of our board of directors. The organization and compensation committee may delegate some or all of its authority with respect to the 2017 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the board of directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2017 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2017 Plan, to make certain adjustments to an outstanding award and to authorize the termination, conversion, succession or substitution of an award; and

•

to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other events referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the 2017 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries. As of April 1, 2018, approximately 516 employees (including executive officers) and seven non-employee directors would be eligible to participate in the 2017 Plan.

Authorized Shares; Limits on Awards. Subject to the adjustment provisions included in the 2017 Plan, the maximum number of shares of the Company’s common stock initially available for issuance may be issued or transfer pursuant to awards under the 2017 Plan equaled 8,300,000 shares of the Company’s common stock (reduced by the number of shares of common stock subject to awards granted under the 2012 Plan on or after March 31, 2017). The proposed amendment and restatement would increase the available shares to 19,200,000. Shares issued in respect of any “full-value award” granted under the 2017 Plan will be counted against the share limit described in the preceding sentence as 1.50 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 restricted stock units under the 2017 Plan, 150 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than a stock option or stock appreciation right.

The following other limits are also contained in the 2017 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 19,200,000.

•	The maximum number of shares subject to options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 3,000,000 shares.

•

“Performance-based awards” under Section 5.2 of the 2017 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $5,000,000, and (2) in the case of awards related to shares (and in addition to options and stock appreciation rights which are subject to the limit referred to above), 3,000,000 shares.

•

The aggregate value of cash compensation and the grant date fair value (computed in accordance with generally accepted accounting principles) of shares of common stock that may be paid or granted during any calendar year to any non-employee director shall not exceed $1,200,000 for existing non-employee directors and $2,200,000 for new non-employee directors.

Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2017 Plan or the Prior Plans will again be available for subsequent awards under the 2017 Plan (with any such shares subject to full-value awards increasing the 2017 Plan’s share limit based on the full-value award ratio described above or, in the case of an award granted under a Prior Plan, the full-value award ratio set forth in such Prior Plan). Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2017 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2017 Plan. To the extent that an award granted under the 2017 Plan or a Prior Plan is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2017 Plan (with any such shares subject to full-value awards increasing the 2017 Plan’s share limit based on the full-value award ratio described above or, in the case of an award granted under a Prior Plan, the full-value award ratio set forth in such Prior Plan). In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2017 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after adjustment for the full-value award share counting ratio described above) shall be counted against the share limits of the plan.) To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) In addition, the 2017 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2017 Plan. The Company may not increase the applicable share limits of the 2017 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2017 Plan authorizes stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the common stock, upon the passage of time, the occurrence of one or more events or the satisfaction of performance criteria or other conditions, awards of any similar securities with a value derived from the value of or related to the common stock and/or returns thereon, or cash awards. The 2017 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Awards granted under the 2017 Plan will be subject to such terms and conditions as established by the Administrator and set forth in the underlying award agreement, including terms relating to the treatment of an award upon a termination of employment. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is eight years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2017 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2017 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is eight years from the date of grant.

Performance-Based Awards. The Administrator may grant performance-based awards under the 2017 Plan. Performance-based awards are in addition to any of the other types of awards that may be granted under the 2017 Plan. Performance-based awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of performance-based awards may depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The criteria that the Administrator may use for this purpose may include, without limitation, any one or more of the following: earnings per share; cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities); working capital; stock price; total stockholder return; revenue; gross profit; operating income; net earnings (before or after interest, taxes, depreciation and/or amortization); gross margin; operating margin; net margin; return on equity or on assets or on net investment; cost containment or reduction; regulatory submissions or approvals; manufacturing production; completion of strategic partnerships; research milestones; any other measure selected by the Administrator or any combination thereof. As applicable, these terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its subsidiaries. The applicable performance goals may be applied on a pre- or post-tax basis and may be adjusted to include or exclude determinable components of any performance goal, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

The performance measurement period with respect to an award may range from three months to ten years. Performance-based awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of performance-based awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2017 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of common stock, provided that as to any dividends or dividend equivalent rights granted in connection with an award granted under the 2017 Plan that is subject to vesting requirements, no dividends or dividend equivalent payments will be made unless the related vesting conditions of the award are satisfied.

Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of the 2017 Plan. Notwithstanding anything in the 2017 Plan to the contrary, the Administrator may approve an award agreement that, upon the termination of a participant’s employment or service, provides that, or may, in its sole discretion based on a review of all relevant facts and circumstances, otherwise take action regarding an award agreement such that (i) any or all outstanding stock options and stock appreciation rights will become exercisable in part or in full, (ii) all or a portion of the restriction or vesting period applicable to any outstanding award will lapse, (iii) all or a portion of the performance measurement period applicable to any outstanding award will lapse and (iv) the performance goals applicable to any outstanding award (if any) will be deemed to be satisfied at the target, maximum or any other interim level.

Assumption and Termination of Awards. Generally, and subject to limited exceptions set forth in the 2017 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, share exchange, business combination, or similar corporate transactions, or a sale of substantially all of its assets, the Administrator may provide for the cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards granted under the 2017 Plan. To the extent the administrator does not provide for the assumption, substitution or other continuation of the awards, then all awards then-outstanding under the 2017 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2017 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control and provide that any such acceleration shall be automatic upon the occurrence of any such event, including a termination of employment within a limited period of time following a corporate transaction.

Transfer Restrictions. Subject to certain exceptions contained in the 2017 Plan, awards under the 2017 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2017 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The 2017 Plan does not limit the authority of the board of directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2017 Plan. The board of directors may amend or terminate the 2017 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. Unless terminated earlier by the board of directors, the authority to grant new awards under the 2017 Plan will terminate on March 27, 2027. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Clawback Policy. The awards under the 2017 Plan are subject to the terms of the Company’s clawback policy as it may be in effect from time to time.

Federal Income Tax Consequences of Awards under the 2017 Plan

The U.S. federal income tax consequences of the 2017 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2017 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct, except to the extent limited by Section 162(m) of the Code, and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although if the participant is subject to the U.S. federal alternative minimum tax, the difference between the option exercise price and the fair market value of the shares at the time of exercise is includible for purposes of such alternative minimum tax. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition and (ii) the excess of the fair market value of those shares on the date of exercise over the purchase price, and the Company will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code.

The current federal income tax consequences of other awards authorized under the 2017 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions constituting a substantial risk of forfeiture lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, restricted stock units, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, except to the extent limited by Section 162(m) of the Code.

If an award is accelerated under the 2017 Plan in connection with a “change in control” (as defined in the 2017 Plan), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under Section 280G of the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, Section 162(m) of the Code limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for compensation paid to the corporation’s “covered employees.” “Covered employees” include the corporation’s chief executive officer, chief financial officer and three next most highly compensated executive officers. If an individual is determined to be a covered employee for any year beginning after December 31, 2016, then that individual will continue to be a covered employee for future years, regardless of changes in the individual’s compensation or position..

Specific Benefits under the 2017 Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the amendment and restatement to the 2017 Plan. The Administrator has the discretion to grant awards under the 2017 Plan and, therefore, it is not possible as of the date of this proxy statement to determine future awards that will be received by the Company’s named executive officers or others under the 2017 Plan. Please see “2017 Grants of Plan-Based Awards” for grants made to each of the Company’s named executive officers under the 2017 Plan during 2017.

The following table sets forth the number of equity awards granted over the lifetime of the 2017 Plan to the following individuals and groups:

Name and Position	Stock Options	Restricted Stock Units
Howard W. Robin President and Chief Executive Officer	302,500	121,000
John Nicholson Senior Vice President and Chief Operating Officer	130,000	52,000
Gil M. Labrucherie Senior Vice President and Chief Financial Officer	130,000	52,000
Stephen K. Doberstein, Ph.D. Senior Vice President and Chief Research & Development Officer	130,000	52,000
Maninder Hora, Ph.D. Senior Vice President and	75,000	30,000
All executive officers (6 persons)	821,000	327,800
All non-executive directors (— persons other than Mr. Robin)	213,750	128,250
All employees (other than current executive officers) (approximately 426 persons)*	3,680,780	992,188

*	As of April 1, 2018

The closing market price for a share of the Company’s common stock as of April 27, 2018 was $83.66 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2 FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT TO THE NEKTAR 2017 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP for our fiscal year ending December 31, 2018. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote against the ratification of Ernst & Young LLP as our independent registered public accounting firm. No broker non-votes are expected to exist in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The board of directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders.

We urge you to carefully review the Compensation Discussion and Analysis section of this proxy statement for details on our executive compensation, including our compensation philosophy and objectives and the 2017 compensation of the named executive officers (“NEOs”) described in the section titled “Compensation Program Objectives and Philosophy.”

We are presenting this proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for the NEOs by voting for or against the following resolution (a “say-on-pay” vote), as required pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the proxy statement for the Company’s 2018 Annual Meeting is hereby APPROVED.”

While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our board of directors and our organization and compensation committee intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

The affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or represented by proxy at the Annual Meeting is required (on a non-binding advisory basis) for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 27, 2018, by: (i) each director and nominee for director; (ii) each of our NEOs; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158.

	Beneficial Ownership **
Beneficial Owner	Number of Shares	Percent of Total
PRIMECAP Management Company(1)	22,357,522	13.06%
BlackRock, Inc. and certain subsidiaries(2)	21,431,388	12.52%
FMR LLC(3)	19,690,476	11.50%
The Vanguard Group(4)	17,229,321	10.06%
OppenheimerFunds, Inc. and related entities(5)	14,604,569	8.53%
Jeff Ajer(6)	22,500	*
Robert B. Chess(7)	472,723	*
R. Scott Greer(8)	323,833	*
Christopher A. Kuebler(9)	194,000	*
Lutz Lingnau(10)	160,950	*
Howard W. Robin(11)	2,295,732	1.34%
Roy A. Whitfield(12)	355,500	*
Dennis Winger(13)	305,500	*
Stephen K. Doberstein Ph.D.(14)	524,099	*
Maninder Hora Ph.D.(15)	516,902
Gil M. Labrucherie(16)	885,652	*
John Nicholson(17)	916,426	*
All executive officers and directors as a group (13 persons)	7,381,347	4.31%

*	Denotes ownership percentage less than 1%.
**	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 171,242,791 shares outstanding on April 27, 2018, adjusted as required by rules promulgated by the SEC.
(1)	Based solely on the Schedule 13G/A (Amendment No. 8) filed with the SEC on February 27, 2018 by PRIMECAP Management Company, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. PRIMECAP Management Company has the sole voting power with respect to 20,348,786 shares of our common stock and sole dispositive power with respect to 22,357,522 shares of our common stock. The address of PRIMECAP Management Company is 177 East Colorado Blvd., 11th floor, Pasadena, CA 91105.
(2)	Based solely on the Schedule 13G/A (Amendment No. 9) filed with the SEC on January 19, 2018 by BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock, Inc. has the sole voting power with respect to 21,105,291 shares of our common stock and the sole dispositive power with respect to 21,431,388 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Based solely on the Schedule 13G/A (Amendment No. 1) filed with the SEC on March 12, 2018 by FMR, LLC., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). FMR, LLC.

has the sole voting power with respect to 2,629,172 shares of our common stock and the sole dispositive power with respect to 19,690,476 shares of our common stock. The address of FMR, LLC. is 245 Summer Street, Boston, Massachusetts 02210.
(4)	Based solely on the Schedule 13G/A (Amendment No. 6) filed with the SEC on April 10, 2018 by The Vanguard Group, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group disclaims beneficial ownership as an investment adviser pursuant to Rule 13d-1(b)(1)(ii)(E). The Vanguard Group has the sole voting power with respect to 393,418 shares of our common stock, shared voting power with respect to 22,121 shares of our common stock, sole dispositive power with respect to 16,827,048 shares of our common stock and shared dispositive power with respect to 402,273 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 380,152 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 35,387 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. 100 Vanguard Blvd., Malverm, PA 19355.
(5)	Based solely on the Schedule 13G/A (Amendment No. 21) filed with the SEC on February 6, 2018 by OppenheimerFunds, Inc., a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. OppenheimerFunds, Inc. has shared voting and dispositive power with respect to the 14,604,569 shares of our common stock. OppenheimerFunds, Inc. disclaims beneficial ownership as an investment adviser pursuant to Rule 13d-1(b)(1)(ii)(E). The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281. The address of Oppenheimer Global Opportunities Fund is 6803 S. Tucson Way, Centennial, CO 80112.
(6)	Includes 22,500 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018.
(7)	Includes 207,500 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018.
(8)	Includes 202,500 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018.
(9)	Includes 162,500 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018.
(10)	Includes 142,500 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018.
(11)	Includes (i) 2,186,092 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018, (ii) and 15,833 shares from restricted stock unit awards that are scheduled to vest and be released within 60 days of April 27, 2018 and (iii) 410 shares owned by Mr. Robin’s wife.
(12)	Includes (i) 172,500 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018 and (ii) 20,000 shares held in trust for Mr. Whitfield’s children under which Mr. Whitfield is the sole trustee.
(13)	Includes 232,500 shares issuable upon exercise of options exercisable within 60 days April 27, 2018 and (ii) 5,000 shares held in his revocable living trust.
(14)	Includes (i) 339,372 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018, and (ii) 6,835 shares from restricted stock unit awards that are scheduled to vest and be released within 60 days of April 27, 2018.
(15)	Includes (i) 442,359 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018, (ii) 8,082 shares from restricted stock unit awards that are scheduled to vest and be released within 60 days of April 27, 2018, (iii) 997 shares issued pursuant to our 401(k) Retirement Plan, and (iv) 6,500 shares issued pursuant to our Employee Stock Purchase Plan.
(16)	Includes (i) 836,248 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018, (ii) 9,833 shares from restricted stock unit awards that are scheduled to vest and be released within 60 days of April 27, 2018, (iii) 997 shares issued pursuant to our 401(k) Retirement Plan, and (iv) 3,750 shares issued pursuant to our Employee Stock Purchase Plan..
(17)	Includes (i) 799,248 shares issuable upon exercise of options exercisable within 60 days of April 27, 2018, (ii) and 9,833 shares from restricted stock unit awards that are scheduled to vest and be released within 60 days of April 27, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the fiscal year ended December 31, 2017, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We review all relationships and transactions between us and (i) any of our directors or executive officers, (ii) any nominee for election as a director, (iii) any security holder who is known to us to own beneficially or of record more than five percent of our common stock or (iv) any member of the immediate family of any of the foregoing. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the dollar amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting where the audit committee reviews the transaction.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our proxy statement. Historically, we have not entered into transactions with related parties. Michael Robin, the son of Howard W. Robin, our President and Chief Executive Officer, is employed by the Company in a non-executive officer capacity as a director in our project management group. During 2017, Michael Robin’s total compensation was approximately $1,661,068 including base salary, bonus, spot awards, stock options (based on grant date fair value), restricted stock units and benefits. Michael Robin’s 2017 compensation is comprised of 86% equity-based compensation which was driven by two factors (i) he was promoted as part of our annual year-end process, resulting in a promotional grant of stock options and (ii) the impact of the 137% increase in stock price from the start of our annual merit process to the grant date. Michael Robin’s compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions, without the direct involvement of Howard W. Robin. During the 2017 fiscal year, there were no other relationships or transactions between us and any related party for which disclosure is required under the rules of the SEC.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The following is a brief biography of each current director, including each nominee for reelection at the Annual Meeting to a new term of office and each director whose current term of office continues through the Annual Meeting. Joseph J. Krivulka, who had served as our director since March 2005, passed away on February 17, 2018, resulting in a vacancy on the board. The board has not yet nominated an individual to fill this vacancy.

THE BOARD OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

R. Scott Greer

R. Scott Greer, age 59, has served as our director since February 2010. Mr. Greer currently serves as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc. (“Abgenix”), a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and Chairman of the board of directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer currently serves as a member of the board of directors of Inogen, Inc., a medical device company that develops and markets oxygen therapy products, Sientra, Inc. a medical aesthetics company and Versartis, Inc., an endocrine focused biopharmaceutical company. Mr. Greer served as a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from 2003, and as its Chairman of the board of directors from 2005 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006. From 2015 through 2017 Mr. Greer served as the Chairman of the Board of Calimmune, Inc., a gene therapy company, which was acquired by CLS Behring in 2017; from May 2014 to May 2015, Mr. Greer served as director of Auspex Pharmaceuticals, a biopharmaceutical company developing drugs for patients with movement disorders and other rare diseases, which was acquired by Teva Pharmaceutical Industries in May 2015; from 2001 to 2005, he served as a member of the board of directors of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function; and from 2001 to 2004, he served as member of the board of directors of CV Therapeutics, Inc., a biotechnology company. Mr. Greer also served as a member of the board of directors of StemCells, Inc., a biopharmaceutical company focused on stem cell therapeutics from 2010 to 2016. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. degree from Harvard University. He also was a certified public accountant.

Christopher A. Kuebler

Christopher A. Kuebler, age 64, has served as our director since December 2001. Mr. Kuebler also currently serves on the board of directors of Waters Corporation, an analytical technologies products and services company where he serves as a member of both the audit committee and compensation committee. From January 1997 to December 2005, Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company, and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories, a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Before that, he held positions at Squibb Inc. and Monsanto Health Care. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Lutz Lingnau

Lutz Lingnau, age 75, has served as our director since August 2007. Mr. Lingnau retired from Schering AG Group, Germany, in December 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau was a member of the Supervisory Board of LANXESS AG, a specialty chemicals company listed on the Frankfurt Stock Exchange from 2005 to May 2010. From December 2006 through September 2009, he served as Chairman of the board of directors of Micropharma Limited, a private biotechnology company, and was a member of was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Howard W. Robin

Howard W. Robin, age 65, has served as our President and Chief Executive Officer since January 2007 and has served as a member of our board of directors since February 2007. Mr. Robin served as Chief Executive Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as a director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc. (“Berlex”), a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. He received his B.S. in Accounting and Finance from Fairleigh Dickinson University and serves as a member of its Board of Trustees.

Dennis L. Winger

Dennis L. Winger, age 70, has served as our director since December 2009. Mr. Winger was Senior Vice President and Chief Financial Officer of Applera Corporation, a life sciences company, from 1997 through December 2008. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger served various positions, including as the Chief Financial Officer of The Cooper Companies, Inc., Mr. Winger currently serves on the board of directors of Accuray Incorporated (NASDAQ: ARAY), a radiosurgery company. Mr. Winger recently served on the board of directors of each of Vertex Pharmaceuticals Incorporated, a pharmaceutical company, until May 2012, Cephalon, Inc. a pharmaceutical company, until its merger with Teva Pharmaceuticals Industry Limited in October 2011 and Cell Genesys, Inc. until its merger with BioSante Pharmaceuticals in October 2009. Mr. Winger received a B.A. from Siena College and an M.B.A. from the Columbia University Graduate School of Business.

CURRENT DIRECTORS NOMINATED FOR REELECTION TO SERVE UNTIL THE 2021 ANNUAL MEETING

Jeff Ajer

Jeff Ajer, age 55, was appointed to the board of directors of in September 2017. Mr. Ajer currently serves as Executive Vice President and Chief Commercial Officer at BioMarin Pharmaceutical Inc. (“BioMarin”), a global biotechnology company that develops and commercializes innovative therapies for people with serious and life-threatening rare disorders. From October 2012 to January 2014, Mr. Ajer served as Senior Vice President and Chief

Commercial Officer of BioMarin. From April 2009 to October 2012, Mr. Ajer served as BioMarin’s Vice President, Commercial Operations, The Americas, where he had responsibility for commercial operations throughout the Americas and led product marketing, reimbursement, and sales operations for BioMarin. Prior to joining BioMarin, Mr. Ajer served in various roles at Genzyme Corporation (Genzyme) beginning in November 2003, most recently as Vice President, Global Transplant Operations from December 2004 to August 2005. Mr. Ajer’s experience prior to Genzyme includes roles in sales, marketing and operations at SangStat Medical Corporation and ICN Pharmaceuticals. Mr. Ajer also served on the board of directors of True North Therapeutics. Mr. Ajer received both a B.S. in chemistry and an M.B.A. from the University of California, Irvine.

Robert B. Chess

Robert B. Chess, age 61, is the Chairman of our board of directors and has served as a director since May 1992. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff as a White House Fellow and Associate Director of the White House Office of Economic and Domestic Policy. From 1997 until his retirement in 2009, Mr. Chess served on the board of directors of the Biotechnology Industry Organization (“BIO”). Mr. Chess served as Chairman of BIO’s Emerging Companies Section and Co-Chairman of BIO’s Intellectual Property Committee. Mr. Chess was the initial Chairman of Bio Ventures for Global Health and continues to serve on its board. He also serves on the Board of Trustees of the California Institute of Technology where he chairs the Technology Transfer Committee. Mr. Chess is the co-founder and Chairman of Biota Technology, a private company developing industrial applications of the analysis of microbial communities, and also serves as a director of each of Pelvalon, Inc., a private medical device company, and Twist Bioscience, a private company in the synthetic DNA production field. He is currently a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in the MBA program on starting technology-based businesses and the healthcare industry. Mr. Chess received his B.S. degree in Engineering with honors from the California Institute of Technology and an M.B.A. from Harvard University.

Roy A. Whitfield

Roy A. Whitfield, age 64, has served as our director since August 2000. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation (“Incyte”), a drug discovery and development company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. He also served as a director of Incyte from 1991 to January 2014. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation (“Technicon”), a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He currently serves as a director of Illumina, Inc., a developer, manufacturer and marketer of integrated systems for analysis of genetic variations and biological functions, and Station X, Inc. a private company. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met eleven (11) times during 2017. Each board member, except Mr. Krivulka (who passed away on February 17, 2018), attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served held during the period of the 2017 fiscal year for which he or she was a director or committee member, as applicable. All of our directors on our board, except Messrs. Greer, Krivulka, and Winger, attended our 2017 annual meeting of stockholders.

CORPORATE GOVERNANCE

The board of directors has documented our governance practices in our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

BOARD LEADERSHIP STRUCTURE

The positions of Chief Executive Officer and Chairman of the board of directors are currently held by Howard W. Robin and Robert B. Chess, respectively. The board of directors believes at this time having a separate chairman provides a more effective channel for the board of directors to express its views on management, by enhancing the board’s oversight of, and independence from, management, and allows the Chief Executive Officer to focus more on the strategy and operations of the Company.

RISK OVERSIGHT

The board of directors monitors and assesses key business risks directly through deliberations of the board of directors and also by way of delegation of certain risk oversight functions to be performed by committees of the board of directors. The board of directors regularly reviews and assesses, among other matters, the following important areas that present both opportunities and risk to the Company’s business:

•	Review and approval of the Company’s annual operating and capital spending plan and review of management’s updates as to the progress against the plan and any related risks and uncertainties.

•

Periodic consideration of the balance of risk and opportunities presented by the Company’s medium to long-term strategic plan and the potential implications of success and failure in one or more of the Company’s key drug development programs.

•	Regular consideration of the risks and uncertainties presented by alternative clinical development strategies.

•	Periodic review and oversight of information technology (IT) risks and opportunities.

•

Regular review of the progress and results of the Company’s clinical development programs and early research efforts including but not limited to the strengths, weaknesses, opportunities and threats for these programs.

•	Periodic review and oversight of material outstanding litigation or threatened litigation.

•	Review and approval of material collaboration partnerships for the further development and commercial exploitation of the Company’s proprietary drug development programs and technologies.

•	Regular review and approval of the annual corporate goals and an assessment of the Company’s level of achievement against these established goals.

•	Regular review of the Company’s financial position relative to the risk and opportunities for the Company’s business.

•	Periodic review of the Company’s intellectual property estate.

•	Periodic review and assessment of CEO succession planning.

•	Periodic review of the Company’s compensation programs.

The discussion above of risk oversight matters reviewed by the board of directors is intended to be illustrative only and not a complete list of all important matters reviewed and considered by the board of directors in providing oversight and direction for the Company’s senior management and business.

The risk oversight function of the board of directors is also administered through various board committees. The audit committee oversees the management of financial, accounting, internal controls, disclosure controls and the engagement arrangement and regular oversight of the independent auditors. The audit committee also periodically reviews the Company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions. To assist the audit committee in its risk management oversight function, the internal auditor has a direct reporting relationship to the audit committee. The Company’s internal audit function is focused on internal control monitoring and activities in support of the audit committee’s risk oversight function.

The organization and compensation committee is responsible for the design and oversight of the Company’s compensation programs as well as succession planning for the chief executive officer position and other key executive positions. The organization and compensation committee regularly considers whether the Company’s compensation policies and practices create risks that could have a material adverse impact on the Company and has concluded that they do not based on several design features of our compensation program that we believe reduces the likelihood of excessive risk-taking, including the following:

•	The compensation plan design provides a mix of base salary, short-term incentive compensation opportunity and equity compensation earned over multiple-year periods.

•

The determination of the corporate performance rating under the annual bonus plan is based on our achievement of a diversified mix of development, research, organizational and financial objectives. Thus, the achievement of any single corporate objective does not have a disproportionate impact on the aggregate annual bonus awarded.

•	Each employee’s annual cash bonus is determined by a combination of the corporate performance rating and a subjective determination of individual performance.

•	The maximum payout levels for annual incentive bonuses are capped at 200% of each employee’s annual target bonus.

•

A substantial portion of each executive’s compensation opportunity is in the form of long-term equity incentives, which help to further align the long-term interests of our executives with those of our stockholders.

•	All employees are subject to our security trading policy which prohibits trading in derivative securities (i.e. puts or calls), short selling, and any trading in the Company’s securities on margin.

•

Each executive officer is subject to our claw-back policy which provides that any compensation received by an executive officer based upon the achievement of financial results that are subsequently revised is subject to cancellation or a reimbursement obligation.

The nominating and corporate governance committee periodically reviews the Company’s corporate governance practices, including certain risks that those practices are intended to address. This committee periodically reviews the composition of the board of directors to help ensure that a diversity of skills and experiences is represented by the members of the board of directors taking into account the stage of growth of the Company and its strategic direction.

In carrying out their risk oversight functions, the board of directors and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by the Company. The board of directors is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of the Company’s evolution as a research-based development stage biopharmaceutical company and the fast-paced changes in the biopharmaceutical industry. In that regard, in 2017 the Company maintained a risk management committee composed of senior managers in charge of important functional areas that regularly reported to the board of directors or one of its designated committees.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Global Select Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these standards, after review of all relevant transactions (if any) or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Robin, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, in the 2017 fiscal year, our independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present. The independent directors regularly rotate responsibility for presiding over the executive sessions.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has three regularly constituted committees: an audit committee, an organization and compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information as of December 31, 2017, for each of the board committees:

Name	Audit		Organization and Compensation		Nominating and Corporate Governance
Jeff Ajer(2)	X		X
Robert B. Chess
R. Scott Greer	X	(1)	X
Joseph J. Krivulka(3)	X		X
Christopher A. Kuebler			X		X
Lutz Lingnau			X	(1)
Howard W. Robin
Roy A. Whitfield	X				X	(1)
Dennis L. Winger	X				X

Total meetings in the 2017 fiscal year	7		6		4

(1)	Committee Chairperson.
(2)	Mr. Ajer was appointed to the board of directors in September 2017.
(3)	Mr. Krivulka passed away in February 2018.

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

AUDIT COMMITTEE

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee:

•	evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•	determines whether to retain or terminate our independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•

reviews and determines the engagement of the independent auditors, including the overall scope and plans for their respective audits, the adequacy of staffing and compensation, and negotiates and executes, on behalf of the Company, engagement letters with the independent auditors;

•

establishes guidelines and procedures with respect to the rotation of the lead or coordinating audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit;

•

reviews and approves the retention of the independent registered public accounting firm for any permissible non-audit services and, at least annually, discusses with our independent registered public accounting firm, and reviews, that firm’s independence;

•

obtains and reviews, at least annually, a formal written statement prepared by the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the Company and discusses with the independent registered public accounting firm, and reviews, its independence from management and the Company;

•

reviews with the independent registered public accounting firm any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent registered public accounting firm and management’s response;

•	reviews with management and the independent registered public accounting firm the scope, adequacy and effectiveness of our financial reporting controls;

•

reviews and discusses with management, the Company’s risk management committee, the internal auditor and the independent registered public accounting firm, as appropriate, the Company’s major financial risks, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	reviews and evaluates the Company’s information technology processes and risks;

•

establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•

investigates and resolves any disagreements between our management and the independent registered public accounting firm regarding our financial reporting, accounting practices or accounting policies and reviews with the independent registered public accounting firm any other problems or difficulties it may have encountered during the course of the audit work;

•	meets with senior management and the independent registered public accounting firm in separate executive sessions;

•	reviews the consolidated financial statements to be included in our quarterly reports on Form 10-Q and our annual reports on Form 10-K;

•

discusses with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of our quarterly consolidated financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports;

•

reviews and discusses with management and the independent registered public accounting firm any material financial arrangements of the Company which do not appear on the financial statements of the Company and any significant transactions or courses of dealing with parties related to the Company;

•	reviews with management and the independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•	oversees the Company’s internal audit function;

•

discusses with management and the independent registered public accounting firm any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s consolidated financial statements, financial reporting process or accounting policies;

•	oversees the preparation of the audit committee report to be included in the Company’s annual report or proxy statement; and

•

reviews the Company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions.

The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

With the passing away of Mr. Krivulka on February 17, 2018, the current members of the committee are Messrs. Ajer, Greer, Whitfield, and Winger. Mr. Greer serves as the Chairman of the audit committee. The board of directors annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent.

During the 2017 fiscal year, the board of directors determined that Mr. Greer qualified as an “audit committee financial expert” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Mr. Greer’s level of knowledge and experience based on a number of factors, including his formal education and experience as a Chief Executive Officer at a public reporting company, a Chief Financial Officer, and the chairman of public company audit committees. In addition to our audit committee, Mr. Greer also serves as the chair of the audit committee of Inogen, Inc. (NASDAQ: INGN). The board of directors does not believe that such simultaneous service impairs Mr. Greer’s ability to effectively serve as Chairman of our audit committee. The board of directors has also determined that Mr. Winger also qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Mr. Winger’s level of knowledge and experience based on a number of factors, including his formal education and experience as a Chief Financial Officer of a public reporting company. In addition to our audit committee, Mr. Winger also serves on the audit committee of Accuray Incorporated (NASDAQ: ARAY). The board of directors does not believe that such simultaneous service impairs Mr. Winger’s ability to effectively serve on our audit committee. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com.

ORGANIZATION AND COMPENSATION COMMITTEE

The organization and compensation committee of the board of directors administers the variable compensation programs and reviews management’s recommendations for organization structure and development of the Company. Additionally, the organization and compensation committee reviews and in some cases approves the type and level of cash and equity-based compensation for officers, employees and consultants of the Company, and recommends certain compensation actions to the board of directors for review and approval. The organization and compensation committee:

•	reviews and approves the structure and guidelines for various incentive compensation and benefit plans;

•	grants equity awards under the various equity incentive compensation and benefit plans;

•

approves the compensation for the executive officers of the Company, including the President and Chief Executive Officer, and those vice-president level employees that report directly to the President and Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other benefits;

•

recommends the compensation levels for the members of the board of directors who are not employed by us or our subsidiaries (“non-employee directors”) for approval by the independent members of the board of directors;

•

reviews the operation of the Company’s executive compensation programs to determine whether they remain supportive of the Company’s business objectives and are competitive relative to comparable companies and establishes and periodically reviews policies for the administration of executive compensation programs;

•

reviews the Company’s executive compensation arrangements to evaluate whether incentive and other forms of compensation do not encourage inappropriate or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s executive compensation arrangements;

•

reviews and discusses with management and the Company’s risk management committee, as appropriate, the Company’s major risks relating to the purview of the organization and compensation committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	oversees the preparation of the organization and compensation committee report to be included in the Company’s annual proxy statement;

•	reviews management recommendations on organization structure and development, including succession planning; and

•	reviews performance of the executive officers and vice-president level employees that report directly to the Chief Executive Officer.

The organization and compensation committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. In particular, the organization and compensation committee considered our President and Chief Executive Officer’s recommendations for 2017 regarding the increase in annual base compensation, award of annual performance-based bonus compensation and the equity granted to our executive officers excluding himself. While the organization and compensation committee considers and appreciates the input and expertise of management in making its decisions, it does ensure that an executive session where no management is present is included in the agenda for every committee meeting. The organization and compensation committee’s charter gives the committee the sole authority to retain independent counsel, compensation and benefits consultants or other outside experts or advisors that it believes to be necessary or appropriate. During 2017, the organization and compensation committee retained Frederic W. Cook & Co. (“FW Cook”), a nationally recognized executive compensation consulting firm that performs compensation benchmarking, analysis and design services. FW Cook was engaged in 2017 to provide regulatory, legislative updates and market trend analysis, to provide analysis on our compensation programs, to provide recommendations and advice on the structure, elements and amounts of compensation provided to our non-employee directors, to provide recommendations and advice on Nektar peer companies, to review the Compensation Discussion and Analysis, and to provide executive compensation analysis as needed. FW Cook does not provide any other services to us other than the executive and director compensation services it performs at the request of the organization and compensation committee, and after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, we have determined that no conflicts of interest exist between the Company and FW Cook (or any individuals providing such services to the committee on FW Cook’s behalf).

The organization and compensation committee may delegate to its subcommittees such authority as it deems appropriate, except for the authority the committee is required to exercise by applicable law or regulation. The organization and compensation committee has delegated certain limited authority to grant stock option awards under our stock incentive plan to a committee comprised of management representatives, and with respect to certain limited authority to grant restricted stock unit awards, to a committee of the board of directors, with Mr. Robin serving as the sole member of that committee. These committees may not approve award grants to anyone serving as an executive officer or director of the Company. Other than the authority delegated to these committees, the organization and compensation committee has no current intention to delegate any of its authority to any other committee or subcommittee.

With the passing away of Mr. Krivulka on February 17, 2018, the current members of the organization and compensation committee are Mr. Lingnau, who chaired the committee, and Messrs. Ajer, Greer, and Kuebler. The board of directors annually reviews the NASDAQ listing standards definition of independence for organization and compensation committee members and has determined that all members of our organization and compensation committee are independent. The organization and compensation committee charter can be found on our corporate website at www.nektar.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee:

•	establishes criteria for board membership, including standards for independence, and considers and assesses the independence of the directors;

•	evaluates board composition and performance;

•	identifies, reviews and recommends the board’s selected candidates to serve as directors;

•	considers stockholder recommendations for director nominations and other proposals submitted by stockholders;

•	reviews the adequacy of, and compliance with, our Code of Business Conduct and Ethics;

•	administers and oversees all aspects of our corporate governance functions on behalf of the board;

•	monitors regulatory and legislative developments in corporate governance, as well as trends in corporate governance practices, and makes recommendations to the board regarding the same;

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reviews and discusses with management and the Company’s risk management committee, as appropriate, the Company’s major risks relating to the purview of the nominating and corporate government committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

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establishes and oversees procedures for the receipt, retention and treatment of complaints received by the Company with respect to legal and regulatory compliance (except for compliance relating to accounting, internal accounting controls, auditing matters and financial disclosure and reporting); and

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provides recommendations to the board of directors to establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and those of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

Three directors comprised the nominating and corporate governance committee at the end of the 2017 fiscal year: Mr. Whitfield, who chairs the committee, and Messrs. Kuebler and Winger. The board of directors annually reviews the NASDAQ listing standards definition of independence for the nominating and corporate governance committee and has determined that all members of our nominating and corporate governance committee are independent. The nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com.

The current members of our board of directors represent a desirable mix of backgrounds, skills and experiences, and are all believed to share the key personal characteristics described above. Below are some of the specific experiences and skills of our directors.

Jeff Ajer

Jeff Ajer, has more than 25 years of biotechnology industry experience within rare disease and specialty medicine. Mr. Ajer currently serves as Executive Vice President and Chief Commercial Officer at BioMarin Pharmaceutical Inc. Mr. Ajer recently served on the board of directors of True North Therapeutics. Mr. Ajer’s has extensive knowledge and expertise of the biotechnology industry.

Robert B. Chess

Mr. Chess is our Chairman and former President and Chief Executive Officer and has a deep understanding of our business. Having founded and led private and public companies, Mr. Chess has strong experience leading growing companies in our industry. Due to his long association with the Company as a co-founder, director and senior executive leader at various times, he possesses significant knowledge and perspective on the history and development of the Company. Mr. Chess is a prominent participant in our industry, was a long-time member of the board of our industry association, and is on the board of trustees and faculty of leading academic institutions.

R. Scott Greer

Mr. Greer has a proven track record as an entrepreneur and senior executive with extensive experience in the biotechnology industry, most recently with Abgenix, Inc., until its acquisition by Amgen, Inc. in 2006. Mr. Greer has held senior executive and finance positions at other companies in our industry and currently serves as a director of several other companies in the biopharmaceutical and medical device industries. He possesses strong expertise in biotech industry strategy, business models, and finance and has served on compensation and audit committees.

Christopher A. Kuebler

Mr. Kuebler is a former chief executive officer of Covance Inc., a drug development services company. Prior to that, he had diverse management experience in positions of increasing responsibility with Abbott Laboratories and other large health care companies. As a result of his experiences, Mr. Kuebler possesses valuable knowledge and insight regarding both the development and commercial aspects of the biopharmaceutical industry as well as leadership experience in running a significant public company.

Lutz Lingnau

Mr. Lingnau has a strong management background in the pharmaceutical industry as a senior executive and member of the executive board of Schering AG Group. He has international sales and operations experience as former head of worldwide sales and marketing in the pharmaceutical division of Schering, and in operational roles in South America and the U.S., and also as a member of the supervisory board of a German specialty chemicals company.

Howard W. Robin

Mr. Robin is our President and Chief Executive Officer. Mr. Robin has over 25 years of experience in the pharmaceutical and biotechnology industries in a variety of roles of increasing responsibility and, prior to becoming our chief executive officer, was the chief executive officer and president and a director of Sirna Therapeutics, a development stage biotechnology company. The board of directors has determined that Mr. Robin’s position as president and chief executive officer provides him with important insight into the Company’s opportunities, risks, strengths and weaknesses, as well as its organizational and operational capabilities, which is valuable to the board of directors in making strategic decisions and performing its oversight responsibilities.

Roy A. Whitfield

Mr. Whitfield has a strong strategy development and leadership background in the biotechnology and medical industries. He is a former strategy consultant from a major consulting firm, was the founder and chief executive officer of a public biotechnology company, and has held executive positions in various segments of the health care industry. He has extensive corporate governance experience through his service on other public company boards in the pharmaceutical and life sciences industries.

Dennis L. Winger

Mr. Winger has a strong operational and finance background with over 20 years of experience as a financial and administrative senior executive in the life sciences and pharmaceutical industries. Most recently, he was Chief Financial Officer of Applera Corporation, a life sciences company, and prior to that was a senior financial and administrative executive at Chiron Corporation, a biotechnology company, for eight years. Mr. Winger has corporate governance and audit committee experience through service on other public company boards in the pharmaceutical and life sciences industries.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our board to maintain a balance of knowledge, experience and capability. The nominating and corporate governance committee also periodically reviews the overall effectiveness of the board, including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information, relevant qualifications and other information required by our bylaws to our Secretary at our principal executive offices before the deadline set forth in our bylaws. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or any individual director should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received will be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K filed with the SEC.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

With the passing away of Mr. Krivulka on February 17, 2018, the organization and compensation committee consists of four independent directors: Messrs. Ajer, Greer, Kuebler and Lingnau. No director who served on the organization and compensation committee in 2017 was, or has been, an officer or employee of us, nor has any director had any relationships requiring disclosure under the SEC rules regarding certain relationships and related-party transactions. None of our executive officers served on the board of directors or the organization and compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our board of directors or organization and compensation committee.

DIRECTOR COMPENSATION TABLE—FISCAL 2017

Each of our non-employee directors participates in our Amended and Restated Compensation Plan for Non-Employee Directors (the “Director Plan”). Only our non-employee directors are eligible to participate in the Director Plan. The following table shows compensation awarded or paid to our non-employee directors for the fiscal year ended December 31, 2017.

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	All Other Compensation (e)	Total ($) (f)
Jeff Ajer	37,750	489,373	617,535	0	1,144,658
Robert B. Chess	114,000	195,749	247,014	0	556,763
R. Scott Greer	99,700	195,749	247,014	0	542,463
Joseph J. Krivulka	77,000	195,749	247,014	0	519,763
Christopher A. Kuebler	72,500	195,749	247,014	0	515,263
Lutz Lingnau	82,500	195,749	247,014	0	525,263
Roy A. Whitfield	82,750	195,749	247,014	0	525,513
Dennis L. Winger	61,250	195,749	247,014	0	504,013

(1)	Mr. Robin, our President and Chief Executive Officer, is not included in this table as he was an employee of us in 2017 and received no additional compensation for his services in his capacity as a director. Please see the “Summary Compensation Table—Fiscal 2015-2017” for information regarding the compensation Mr. Robin received as our President and Chief Executive Officer.
(2)	Amounts reported represent the aggregate grant date fair value of restricted stock unit awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation- Stock Compensation (“FASB ASC Topic 718”), based on the closing price of the Company’s common stock on the grant date and excluding the effects of estimated forfeitures. As of December 31, 2017, each of our non-employee directors had 9,000 outstanding restricted stock units. Mr. Ajer had an additional 13,500 outstanding restricted stock units as part of his initial grant upon being appointed to the Board in September, 2017.
(3)	Amounts reported represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2017. Each of our non-employee directors received 22,500 options for their annual stock option grant on September 19, 2017. Mr. Ajer received an additional 33,750 option awards as part of his initial grant upon being appointed to the Board in September, 2017. As of December 31, 2017, each of our non-employee directors had the following number of outstanding stock options: Mr. Ajer: 56,250; Mr. Chess: 240,000; Mr. Greer: 240,000; Mr. Krivulka: 240,000; Mr. Kuebler: 240,000; Mr. Lingnau: 180,000; Mr. Whitfield: 210,000; and Mr. Winger: 273,750.

Under the Director Plan, each non-employee director is eligible to receive an annual retainer of $35,000 (increased to $40,000 effective January 1, 2018) for serving on the board of directors, an additional annual retainer of $50,000 for serving as the chair or lead director of the board of directors, an additional annual retainer of $20,000 for serving as chair of the audit committee, an additional annual retainer of $15,000 for serving as chair of the organization and compensation committee, an additional annual retainer of $10,000 for serving as chair of the nominating and corporate governance committee, and an additional annual retainer of $5,000 for serving as chair of any other committee. In addition, each non-employee director is entitled to $2,000 for each in-person or telephonic board meeting he or she attends and $1,000 for each in-person board meeting he or she attends by telephone. Each non-employee director is also entitled to $1,750 for each in-person or telephonic committee meeting he or she attends and $875 for each in-person committee meeting he or she attends by telephone.

In September of each year, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units, as determined by the board of directors. These equity awards vest over a period of one year (monthly for stock options and upon the anniversary date for restricted stock units) and include a number of shares as determined annually by the board of directors. The grant date fair value of the equity awards in 2017 increased 31% over the 2016 grant, while the share price increased by 387% in 2017. Upon initial appointment to the board of directors, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units. These initial equity awards vest over a period of three years from the date of appointment and will be at a level based on 150% of the most recent annual equity compensation grant to non-employee directors, as determined annually by the board of directors. The exercise price of stock options granted is equal to the closing price of the Company’s common stock on the grant date. Following completion of a non-employee director’s service on the board of directors, his or her stock options will remain exercisable for a period of eighteen months (or, if earlier, the end of the maximum term of the option). The term of stock options granted to non-employee directors is eight years. In the event of a change of control, the vesting of each option or restricted stock unit award held by each non-employee director will accelerate in full as of the closing of such transaction. In the event of death or disability, each restricted stock unit of the non-employee director will vest immediately. In the event a non-employee director retires from the Board at the next annual stockholder’s meeting, their restricted stock unit award vest on a pro-rata basis.

The Director Plan includes ownership guidelines for non-employee directors stating that each non-employee director should own shares of our common stock equal to at least three times the value of the annual board cash retainer. The minimum stock ownership level was to be achieved by each non-employee director within five years of the date of his or her first appointment to the board of directors. Each non-employee director currently meets the minimum stock ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy and decision-making process. It discusses the principles underlying the structure of the compensation arrangements for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2017, our NEOs. Unless noted otherwise, any reference within the Compensation Discussion and Analysis to decisions made by the board of directors refers to the decisions made by the independent members of the board of directors only. This Compensation Discussion and Analysis primarily focuses on the compensation of our NEOs for 2017 that are identified in the table below.

Name	Title
Howard W. Robin	President and Chief Executive Officer
Gil M. Labrucherie	Senior Vice President and Chief Financial Officer
Stephen K. Doberstein, Ph.D.	Senior Vice President and Chief Research and Development Officer
Maninder Hora, Ph.D.	Senior Vice President Pharmaceutical Development and Chief Technical Operations Officer
John Nicholson	Senior Vice President and Chief Operating Officer

Our current compensation programs for the NEOs are determined and approved by the organization and compensation committee of our board of directors. As described in more detail above under the caption “Information About the Board of Directors-Information Regarding the Committees of the Board of Directors—Organization and Compensation Committee,” the organization and compensation committee takes into account Mr. Robin’s recommendations regarding the compensatory arrangements for our executive officers, although Mr. Robin does not participate in the deliberations or determinations of his own compensation. The other NEOs did not have any role in determining or recommending the form or amount of compensation paid to any of our executive officers.

Company Performance Highlights

In 2017 the Company achieved several important milestones that resulted in significant value creation. We believe these milestones were achieved as a result of a well-crafted long-term strategy and investment priorities established by management over the past several years. The biotechnology industry is characterized by high stock price volatility and, as a result, our focus on pay for performance is based on an assessment of the level of the Company’s achievement against annual business and operating objectives rather than the stock price at any given point in time. Some of the significant accomplishments achieved in 2017 and early 2018 are summarized below.

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In February 2018, we entered into a global development and commercialization agreement with Bristol-Myers Squibb to evaluate NKTR-214 plus Opdivo® (nivolumab) in more than 20 indications in 9 tumor types including melanoma, renal cell carcinoma, non-small cell lung cancer, bladder and triple negative breast cancer. This collaboration was the culmination of the data generated from PIVOT-02 in 2017 with the study continuing and expanding into this year. This collaboration represented a landmark achievement in the biotechnology industry with a $1.85 billion upfront payment (comprised of a $1 billion upfront payment and a $850 million premium equity investment), $1.43 billion in development and regulatory milestones, with the Company retaining a 65% profit interest and Bristol-Myers Squibb responsible for a majority of costs for the broad development plan.

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In December 2017, we submitted an investigational new drug (IND) application to the U.S. Food and Drug Administration for NKTR-262, a small molecule agonist that targets toll-like receptors (TLRs) found on innate immune cells in the body. The REVEAL Phase 1/2 study will evaluate the safety, tolerability and anti-tumor effect of NkTR-262, administered in combination with NKTR-214 and in combination with NkTR-214 and nivolumab in patients with locally advanced or metastatic cancers.

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In November 2017, we announced positive data from the dose-escalation stage of the PIVOT-02 study of NKTR-214 in combination with Opdivo® (nivolumab) at the 2017 SITC conference. Results showed compelling response rates and favorable safety data in both PD-L1 negative and PD-L1 positive patients with melanoma, renal cell carcinoma and non-small cell lung cancer.

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In September 2017, we initiated the PROPEL clinical study to evaluate the efficacy and safety of NKTR-214 in combination with approved checkpoint inhibitors, TECENTRIQ® (atezolizumab) and KEYTRUDA® (pembrolizumab) in patients with bladder and non-small cell lung cancer. Data from the PROPEL study is expected in the second half of 2018.

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In July 2017, we announced a strategic collaboration with Eli Lilly to develop and commercialize NKTR-358 in patients with auto-immune conditions. A Phase 1 singe-ascending dose study is underway and a Phase 1/2 multiple-ascending dose study of NKTR-358 in patients with lupus is planned to begin in the second quarter of 2018. The collaboration included significant economics for the Company including a $150 million up-front payment, $250 million in development and regulatory milestones, and a significant royalty interest.

•	In July 2017, we announced positive results from a Human Abuse Potential (HAP) study of NKTR-181.

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In May 2017, we announced a new research collaboration with Takeda to explore the combination of NKTR-214 with five oncology compounds from Takeda’s cancer portfolio including a SYK-inhibitor and a proteasome inhibitor.

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In March 2017, we announced positive results from the SUMMIT-07 Phase 3 efficacy study of NKTR-181 in over 600 patients with chronic low back pain. The primary efficacy endpoint of the study demonstrated significantly improved chronic back pain relief with NKTR-181 compared to placebo (p=0.0019). Key secondary endpoints of the study also achieved high statistical significance. The study demonstrated that NKTR-181 had a favorable safety profile and was well tolerated.

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In February 2017, we filed an investigational new drug (IND) application for NKTR-358, our autoimmune disease drug candidate. We began the Phase 1 clinical study to evaluate sing-ascending doses of NKTR-358 in healthy volunteers in March 2017.

We believe that the above accomplishments, together with accomplishments achieved by the Company over the past ten years with the current leadership team, directly resulted in the Company (1) building and advancing a significant drug candidate pipeline; (2) building an organization and infrastructure designed to execute on our mission of being a leading research-based development stage biopharmaceutical company; and (3) establishing collaboration and proprietary product opportunities that have significant future economic potential based on milestone payments, royalties and sales. We believe that the compensation programs and awards to our NEOs should be evaluated within the context of these significant accomplishments and performance over a sustained period.

Compensation Program Objectives and Philosophy

In order to continue the execution and growth of our business as described above, we believe that it is vital that we continue to retain and attract highly experienced and skilled senior leadership by offering competitive base compensation and benefits, significant performance-based incentives, and the potential for long-term equity compensation. Our goal is to structure a meaningful portion of executive compensation such that it will only have value if the senior leadership is successful in building significant long-term value for Nektar’s business.

Our current executive compensation programs are intended to achieve the following four fundamental goals and objectives to: (1) incent and reward sustained long-term performance by aligning significant elements of executive compensation with our stockholders’ interests; (2) attract and retain an experienced, highly qualified and motivated executive management team to lead our business; (3) provide economic rewards for achieving high levels of our performance and individual contribution; and (4) pay compensation that is competitive, taking into account the experience, skills and performance of the executives required to build and maintain the organization necessary to support our mission to be a leading research-based development stage biopharmaceutical company.

When structuring our executive compensation programs to achieve our goals and objectives, we are guided by the following philosophies:

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Alignment with Stockholders’ Interests. Our compensation model should be designed to align the economic interests of our executives with those of our stockholders. In 2012, we established a performance-based equity award program for our executive officers. Under this program, 50% of the annual equity awards to our executive officers are performance-based equity awards that only vest if a performance condition is met. The performance condition is achieved only if, within five years from the grant date, the Company or one of its collaboration partners files a new drug application or biologics license application with the FDA (or the equivalent new drug registration in Europe with the EMA) for any “Proprietary Company Program” which is defined to include any drug candidate that is wholly-owned by the Company (e.g. NKTR-181, NKTR-214, NKTR-358 or NKTR-262) or where the Company is entitled to an average royalty interest equal to or greater than 7.5%.

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Pay for Performance. The objective of our executive compensation program is to deliver compensation above industry median for exceptional performance and deliver compensation below the median in performance periods where the Company does not perform well. In November 2017 our independent compensation consultant completed a compensation study which showed that our CEO’s 2016 total compensation was below the peer group median. This study was referenced in December 2017 when equity awards were granted, at which time the Compensation Committee determined that CEO total direct compensation in 2017 should be positioned above the peer group median in light of the rapid increase in stock price and value for shareholders that occurred in 2017 (387% increase in stock price and shareholder value in 2017), particularly over the final two months of the year, and in recognition of the fact that our current market capitalization value is the highest in our peer group. Further, the CEO’s 2017 equity award reflected a median grant as compared to our peers after converting full value awards to an equivalent number of options, and comparing the annual rate of CEO option grants as a percent of our basic shares outstanding (measured by determining the number of options that reflected a median annual CEO grant allocation of an annual option pool set to the median annual burn rate in our peer group). As we use the term, “total direct compensation” includes base salary, annual bonus and the grant date fair value of equity awards. In addition, to the extent that a peer company’s market capitalization is higher or lower than that of the Company, this difference was taken into account as one factor in evaluating the size of equity awards. Since 2012 we have tied each NEOs’ annual merit equity award to an assessment of individual performance or the achievement of what we believe to be rigorous and objective performance achievement milestones or criteria (such as acceptance of an NDA by the FDA).

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Total Rewards Program. The total compensation program must balance pay for performance elements with selected static non-performance based elements in order to create a total rewards program that is competitive and will help us attract and retain highly qualified and motivated executives.

•	Flexible Approach. The level of compensation provided to executives must take into account each executive’s role, experience, tenure, performance and expected contributions to our future success.

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Focus on Achievement of Fundamental Business Goals. The compensation program should be structured so that executives are appropriately incentivized to achieve our short- and long-term goals that are viewed as fundamental to driving value in our business.

We believe that each element of our executive compensation program helps us to achieve one or more of these compensation objectives. For example, we believe that performance-based short-term cash incentive opportunities in combination with performance-based equity incentive awards that are earned over time is the best way to align our executives’ interests with those of our stockholders and pay for performance with our objective to measure performance based upon achieving business milestones that we believe will create long-term value. We also believe that the long-term vesting schedules applicable to equity awards also serve as a significant retention incentive as well as a focus on building long-term stockholder value. Providing base salaries and certain severance protections helps us ensure that we are providing a competitive compensation package that attracts and retains qualified, experienced and highly skilled executives. We designed our total compensation program to combine short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that we believe are appropriate to achieve each of our fundamental compensation philosophies as described above. It was our intent to design the structure of our compensation program to provide appropriate incentives to reward our executives for achieving our long-term goals and objectives, some of the most important of which are building and advancing a robust drug candidate pipeline, entering into new collaboration partnerships and executing on our current collaborations, increasing the skill level and efficiency of our organization and improving our financial performance. We believe that our compensation program has helped us both recruit and retain superior executive talent to continue to build an organization capable of executing on our mission to become a leading research-based development stage biopharmaceutical company.

Relationship between Company Performance and Executive Pay

The biotechnology industry is generally thought to be characterized by a higher risk profile and by more binary business outcomes than other more traditional industries which historically has led to high stock volatility for biotechnology companies. The Company ended 2017 with a closing stock price of $59.72 which represented a five-year annual stockholder return of 706%, and a one-year annual stockholder return of 387% (during the same one-year period, the NASDAQ Biotechnology Index increased by 28%.) Mr. Robin’s total compensation, as reported below in the Summary Compensation Table, increased by 280% in 2017 as compared with 2016. The graph below demonstrates that even with high levels of volatility in stock price, the total compensation for Mr. Robin is generally aligned with our stock price performance over the past five years. We believe this alignment is due in large part to our commitment to performance-based compensation and our consideration of peer company equity compensation data relative to their capitalization rather than relying simply on grant date fair value to determine the size of annual equity grants. As noted already, Mr. Robin’s equity award in 2017 was set so that it represented a median grant level as a percent of our shares outstanding, calculated by providing a median annual CEO allocation of an option pool set to our peer median annual burn rate. For purposes of the calculation, Nektar’s full value awards were converted to option-equivalents using a ratio of 2.5-Nektar-options-to-1-full-value-award.

Mr. Robin’s total compensation for 2014 includes two annual stock option grants, one made in February 2014 for the 2013 performance period and one made in December 2014 for the 2014 performance period as a result of our one-time transition in 2014 to grant equity at the end of the fiscal year so that the award value more closely aligns with our shareholder performance (e.g., in 2017 the award at the end of 2017, increased by an amount that was approximately commensurate with our stock price increase).

In 2015, 2016 and 2017, equity awards made to Mr. Robin accounted for 66%, 62% and 85%, respectively, of his total direct compensation. Our objective in providing a substantial portion of Mr. Robin’s compensation in the form of equity awards is to ensure that substantial compensation value is made available to him that fluctuates based on stock price performance.

In addition, one-half of Mr. Robin’s equity compensation awarded in 2015, 2016, and 2017 included performance-based vesting conditions, and as a result these awards only have value if an NDA or MAA approval filing is made for a significant drug development program. This performance hurdle is in addition to a time-based vesting requirement that also applies to his equity awards. We believe these performance-based equity grants serve to further align Mr. Robin’s interests with those of our stockholders and create appropriate additional incentives to achieve performance objectives that we consider critical to the long-term growth and value of the Company.

Executive Compensation Practices

Below we provide a summary of our executive compensation practices, including both the practices that we follow and those that we do not follow, in each case based on whether we believe they serve the long-term interests of our stockholders.

Core Compensation Principles and Practices

☑	Pay for Performance. A substantial majority of the compensation awarded to our NEOs is either tied to specific company-wide and individual performance objectives or has been made either in the form of stock option awards that will only have value if our stock price increases after the grant date or restricted stock units the value of which fluctuates with our stock price.

☑

Performance-Based Equity Grants. In 2015, 2016 and 2017, we awarded 50% of each executive officer’s annual equity grants in the form of performance-based equity awards that only vest and become exercisable upon the achievement of the submission and acceptance of NDAs in the U.S. or MAAs in Europe for significant programs in our pipeline in addition to satisfying time-based vesting requirements. We believe this program is important in that it even more tightly aligns the economic interests of our senior leadership team with those of our stockholders.

☑	Regular Peer Group Review. The organization and compensation committee regularly reviews the Company’s compensation peer group. This review occurred most recently in June 2017 and the Company is currently undergoing another review to reconsider peer group for 2018 in light of the significant increase in market capitalization that occurred during 2017.

☑	Double Trigger. Our change of control severance benefit plan (“CIC Plan”) provides our executive officers with acceleration of unvested equity awards held by them if they are terminated (without cause or constructively) in connection with a change of control transaction or within 12 months following a change of control transaction. Our award agreements and CIC Plan do not mandate accelerated vesting of equity awards based on a change of control alone.

☑	Reasonable Post-Employment and Change of Control Severance Arrangements. We believe that our severance arrangements with our executive officers are reasonable and in line with industry practice.

☑	Review Tally Sheets. We review tally sheets for our NEOs prior to making annual executive compensation decisions.

☑	Compensation Claw-Back Policy. We have implemented a claw-back policy which permits us to require reimbursement or cancellation of all or a portion of any performance-based cash awards or equity incentive payments to the extent based on financial results that are subsequently revised.

☑	Regular Review of Share Utilization for Equity Compensation. We regularly evaluate and manage equity incentive plan share reserve pool utilization by reviewing overhang levels (the dilutive impact of equity compensation on stockholders) and annual burn rates (the aggregate shares awarded as a percentage of total outstanding shares).

☑	Mitigate Undue Risk. We have designed our executive compensation program to mitigate undue risk associated with compensation by implementing the following: multiple performance targets and caps on potential payments of short-term incentive compensation (i.e., annual bonuses); awarding a substantial portion of executive compensation in the form of long-term compensation (i.e., stock options and restricted stock units, with multi-year vesting requirements); and compensation claw-back provisions requiring reimbursement or cancellation of all or a portion of any performance-based cash awards or equity incentive payments (please refer to the full policy on Nektar.com/governance).

☑	Utilize Independent Compensation Consulting Firm. The organization and compensation committee regularly consults with an independent compensation consulting firm which provides no other services to the Company. For more information on our independent compensation consultant, please see “Organization and Compensation Committee” under “Information About Our Board of Directors” above.

☑	Shareholder Outreach. We regularly meet with our shareholders to obtain feedback and discuss items of concern to them, including executive compensation. We describe shareholder outreach efforts on executive compensation in more detail below in the section titled “Role of Stockholder Say-on-Pay Votes.”

☒	No Stock Option Repricing. Our equity incentive plans prohibit us from repricing, exchanging or otherwise providing value for underwater stock options.

☒	Elimination of Excise Tax Gross-Ups on Change of Control Payments. On April 5, 2011, we amended our CIC Plan to eliminate any “gross up” payments for any excise taxes imposed on participants who became eligible to participate in the plan after January 1, 2010.

☒	No Accelerated Vesting of Equity Awards on Termination. Whether one of our NEOs is terminated by the Company without cause or resigns for good reason, our severance arrangements do not provide for accelerated vesting of outstanding equity awards (other than a qualifying termination after a change of control as provided in the CIC Plan).

☒	No Inclusion of the Value of Equity Awards in Severance Calculations. Our post-termination and change of control severance arrangements do not include the value of equity awards in annual compensation for purposes of determining cash severance amounts.

☒	No Fixed Employment Terms. We do not have employment contracts with our executive officers that provide for a guaranteed term of employment.

☒	No Funded Pension or Retirement Plans. We do not provide any guaranteed or funded retirement plan benefits other than a matching contribution of up to $4,000 for 401(k) plan participants that we make available to all employees.

☒	No Hedging Transactions, Share Pledging, or Short Sales by Employees or Directors. Our security trading policy prohibits any employee or director from engaging in hedging transactions, short sales or trading in any derivative security of the Company. This policy also prohibits pledging our shares on margin.

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote on our executive compensation program (referred to as a “say-on-pay vote”). At our annual meeting of stockholders held in June 2017, approximately 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. In the past, we have solicited feedback on our executive compensation program from a substantial majority of our major stockholders. In these past discussions, management has reviewed peer group design, the performance-based equity standards, and our practice of taking into account capitalization adjusted peer company data. After considering the 2017 say-on-pay vote, the organization and compensation committee reaffirmed the design and elements and did not make any significant changes to our executive compensation program. The board of directors and organization and compensation committee will continue to consider the outcome of our say-on-pay proposals and direct stockholder feedback when making future compensation decisions for the NEOs. Currently, we hold a non-binding advisory vote on the compensation of our NEOs every year. An advisory vote on the frequency of future advisory votes on the compensation paid to our NEOs is required to be held at least once every six years. At our annual meeting of stockholders held in June 2017, approximately 86% of the votes cast on the frequency for the advisory vote on executive compensation elected to have the advisory vote held every year.

Design and Elements of Our Compensation Program

The material elements of our current executive compensation programs for NEOs consist primarily of the following:

1.	Base Salary. Each NEO earned an annual base salary during 2017.

2.	Short-Term Incentive Compensation. Each NEO was eligible to earn an incentive cash compensation payment for the 2017 performance period based on a combination of the Company’s achievement of corporate performance objectives and individual performance.

3.	Long-Term Incentive Compensation. Each NEO was awarded annual equity grants with a mix of approximately 50% of equity award value in the form of restricted stock units (RSUs) and 50% of equity award value in the form of stock options, in each case with the equity awards based on based on an assessment of individual performance or objective achievement milestones or criteria.

While we review peer group company data regarding the mix of current and long-term incentive compensation and between cash and non-cash compensation, we have not adopted any formal policies or guidelines for allocations among these various compensation elements. However, consistent with our pay for performance philosophy, we believe that a greater component of overall direct compensation for the NEOs relative to other employees should be performance-based; therefore, in 2017 approximately 90% to 94% of total direct compensation of the NEOs was tied to Company and individual performance objectives or linked to the value of our stock price.

As illustrated in the accompanying charts, in 2017, approximately 94% of total direct compensation to Mr. Robin was performance-based and not guaranteed.

50% of the equity awards granted to Mr. Robin in 2017 were contingent upon achievement of a performance-based milestone in addition to time-based vesting.

Use of Peer Company Data

We regularly review the compensation practices of our peer group companies identified below in response to the fast moving nature of the biotechnology industry, including merger and acquisition activity, and changes in product pipeline and business stage. In determining the appropriate peer companies, we consider the following factors: business model; business stage and complexity; therapeutic area similarity; status of the drug candidate pipeline; manufacturing activity (if any); technology platform; product focus and company size based on the number of employees, revenue and market capitalization. As a result of the Company having a combination of multiple drug candidates in diverse therapeutic areas, a mix of wholly-owned and partnered drug candidates, a technology platform with the potential to enable multiple drug candidates in future years, and a significant legacy proprietary manufacturing operation, it is very challenging to identify truly comparable companies.

In June 2017, the organization and compensation committee reviewed our compensation peer group with the objective of further aligning the Company’s market capitalization and business model with that of the peer group to be used for the 2017 annual compensation decisions. After review, Agios Pharmaceruticals, Inc., FibroGen, Inc., Horizon Pharma Plc., Juno Therapeutics, Inc., Medicines Co., and Pacira Pharmaceuticals, Inc. were added to our current peer group and Ariad Pharmaceuticals, Inc. and Medivation, Inc. were removed because those companies were acquired, and Incyte Corporation and Infinity Pharmaceuticals, Inc. were removed as the organization and compensation committee considered them less relevant competitors given the changes in their key metrics made them less relevant comparators. The peer group of companies considered when evaluating 2017 compensation decisions consisted of the following companies:

Acorda Therapeutics, Inc.

Agios Pharmaceruticals, Inc.

Alkermes, Inc.

Alnylam Pharmaceuticals, Inc.

Arena Pharmaceuticals, Inc.

Clovis Oncology, Inc.

FibroGen, Inc.

Halozyme Therapeutics, Inc.

Horizon Pharma Plc.

ImmunoGen, Inc.

Ionis Pharmaceuticals, Inc.

Ironwood Pharmaceuticals, Inc.

Juno Therapeutics, Inc.

Medicines Co.

Pacira Pharmaceuticals, Inc.

Puma Biotechnology, Inc.

Seattle Genetics

Spectrum Pharmaceuticals, Inc.

Theravance Biopharma, Inc.

Given that certain of our peer group companies have larger market or smaller capitalizations than the Company, we also review equity and total direct compensation data for our executives against the compensation for similarly situated executives at peer companies with the comparative equity compensation data adjusted for differences in capitalization to help further inform our decision-making process. Although we reviewed and discussed the compensation data for the peer group companies to help inform executive compensation decisions, we do not set compensation at any specific level or percentile based solely on the peer group data. The peer group data and general industry compensation survey data is used only as one reference point taken into account in making compensation decisions. We do not use peer group or industry survey data as a standalone tool for setting compensation due to the unique aspects of our business and the need to attract and retain particular expert managers with unique experience, skills and other individual facts and circumstances. However, we generally believe that reviewing and analyzing this information is an important component of our executive compensation decision-making process.

Base Salary

Base salary is the initial building block of compensation for the NEOs because it provides the executives with a specified minimum level of cash compensation, which we believe is important to attract and retain highly skilled and experienced executives. We determine base salary by considering competitive pay practices, cost of labor and compensation trends, individual performance and promotions, level and scope of responsibility, experience and internal pay equity. However, we do not use a formula or assign a particular weight to any one factor. Rather, the determination of base salary levels is subjective, and we set base salaries that we believe are reasonably competitive. In December 2016, we reviewed the base salaries of the NEOs and increased them by 2.2% to 5.3% for 2017. In November 2017, Dr. Doberstein was provided a base salary of 15.5% upon his promotion to his new position of Senior Vice President and Chief Research and Development Officer, with the level of increase determined based on his increased scope of management responsibility over the two critical functional areas of research and development, individual performance, and internal pay equity.    In light of his November adjustment, Dr. Doberstein did not receive a merit increase in December 2017. In December 2017, we reviewed the base salaries of the NEOs and increased them by 0% to 4% for 2018. The base salary earned by each NEO during 2017 is reported below in the Summary Compensation Table.

Short-Term Incentive Compensation

Incentive Compensation Plan. We believe that our short-term incentive compensation program (“Incentive Compensation Plan”) for the NEOs rewards the achievement of important short-term objectives that advance us toward our long-term strategic objectives. Our Incentive Compensation Plan applies to all employees and all executive officers other than Mr. Robin, who is subject to his own separate annual performance-based bonus compensation arrangement with a combination of corporate and personal objectives established and evaluated by the organization and compensation committee. However, Mr. Robin’s bonus arrangement for 2017 was based on substantially the same corporate objectives that we established under the Incentive Compensation Plan. Consistent with our compensation philosophy of paying for performance and maintaining a flexible approach, we use the Incentive Compensation Plan to incent the NEOs to achieve important corporate goals while at the same time encouraging and rewarding excellent individual performance by recognizing and rewarding differences in performance between individual executives.

Plan Design. The board of directors establishes a small number of important annual corporate goals each year that include clinical development, research, manufacturing, organizational and financial goals which we believe are essential to building long-term stockholder value and are used to assess annual corporate performance. The relative weightings of these corporate goals are based upon our assessment of the importance of each goal in creating long-term value for the Company and our stockholders. If we achieve the target level of performance for all of the stated goals, the overall corporate performance rating should be approximately 100%. We endeavor to select corporate goals that, if met by management, represent significant levels of annual achievement, although we believe the long-term nature of our drug development business does not lend itself to over-weighting the importance of annual goals. Following the conclusion of the annual performance period, the level of achievement for each corporate goal is assessed by the board of directors. The board determines whether each corporate goal has been met, exceeded, or not satisfied. In addition, in assessing corporate performance, the determination of corporate performance may be adjusted upward or downward as deemed appropriate to factor in other significant corporate events, either negative or positive, that occurred during the performance period. After taking into account the level of attainment of each corporate goal and such other corporate performance factors as the board may determine appropriate in reviewing performance for a particular year, the board of directors assigns an overall corporate performance rating for the year, which may range from 0% to 200%. The organization and compensation committee then confirms the corporate performance rating for purposes of the Incentive Compensation Plan. The total available bonus pool under the Incentive Compensation Plan is determined by multiplying the corporate performance rating by the aggregate target bonus of all eligible participants which includes nearly all of the Company’s full-time employees. The aggregate of all individual bonuses awarded under the plan cannot exceed the total available bonus pool so that the total cost of bonuses ultimately reflects our assessment of overall performance and is not inflated by the sum of individual performance ratings. Mr. Robin does not participate in the final selection of the corporate goals or determining the corporate performance rating.

After the corporate performance rating is determined, the individual performance of each NEO is reviewed by the organization and compensation committee in consultation with Mr. Robin (other than with respect to his own performance) in order to determine the appropriate individual performance percentage rating to be assigned to the executive for the performance period. Mr. Robin’s individual performance is separately reviewed by the organization and compensation committee. Each NEO’s actual annual bonus is based on a combination of the corporate performance rating and individual performance. The Incentive Compensation Plan does not provide for a specific allocation or weighting of between corporate and individual performance. The actual annual bonus awarded for each NEO is determined by us in our sole discretion, and the maximum payout for each NEO, including Mr. Robin, could be up to 200% of his annual performance-based compensation target (or, by the same token, an individual executive’s award could be reduced to 0% based on individual performance regardless of the corporate performance rating).

Target Annual Short-Term Incentive Compensation for 2017. The NEOs were each assigned a target annual incentive for 2017 ranging from 50% to 85% of base salary. Mr. Robin’s target incentive increased from 75% in

2016 to 85% in 2017 based on both his performance and to reflect market practice. This increase reflects Mr. Robin’s first increase in target incentive since 2010. All other NEOs bonus percentage of base salary remained unchanged from the 2016 levels. The table below shows the target annual incentive assigned by us to each NEO for 2017 both as a dollar amount and as a percentage of base salary.

Name	Target Annual Incentive for 2017 ($) (1)	Target Annual Incentive for 2017 (% of Base Salary)
Howard W. Robin	799,595	85%
Gil M. Labrucherie	303,700	50%
Stephen K. Doberstein, Ph.D.	300,000	50%
Maninder Hora, Ph.D.	235,750	50%
John Nicholson	312,900	50%

(1)	The target annual incentive for Dr. Doberstein reflects the target bonus amount following his promotion in November 2017. Per the terms of our Company policy, the target bonus amount during the performance review period is applied for the full year.

Company Performance Objectives. The 2017 corporate objectives and relative weightings assigned to each objective were as follows:

1.	A clinical development objective related to the Phase 3 NKTR-181 SUMMIT-07 and pivotal HAL (Human Abuse Liability) clinical studies (15%).

2.	A clinical development objective related to the NKTR-214 Phase 1 clinical study (20%).

3.	A clinical development objective related to the NKTR-358 Phase 1 clinical study (15%).

4.	A clinical development objective related to filing an IND for NKTR-255 or NKTR-262 (5%)

5.	A research objective related to advancing IND enabling work one development candidate in 2018 (10%).

6.	A research objective related to advancing two molecules to development candidate status and support an IND filing in 2019 (5%).

7.	A manufacturing and supply objective related to NKTR-214 to meet GMP and clinical study requirements (5%).

8.	A manufacturing and supply objective related to UCB, Ophthotech, Pfizer and internal requirements (5%).

9.	A collaboration transaction execution objective (10%).

10.	A financial objective of year-end cash position of $187 million (not including payments from new collaborations, financings, or stock option exercise proceeds) (10%).

These performance objectives served as the corporate performance objectives under the Company’s Incentive Compensation Plan and were also used as one important data point for purposes of the organization and compensation committee determining Mr. Robin’s 2017 cash bonus. The 2017 corporate objectives were weighted at 100% allocated as follows: 70% to research and development objectives, 10% to manufacturing objectives, 10% to general corporate objectives and 10% to a financial objective. This weighting of objectives is a reflection of our long-term focus as a research-based development stage biopharmaceutical company with the goal of building a broad, robust and diverse pipeline of proprietary drug candidates. We believe this mix of corporate goals represents objectives important to building the long-term foundation of our business. A corporate performance rating in excess of 100% can only be achieved if the organization and compensation committee determines that the goal achievement for one or many of the goals substantially and qualitatively exceeded the target metrics, or the organization and compensation committee uses its discretion to factor in other significantly positive corporate events that occurred during the performance period. The maximum potential corporate performance rating is 200%.

Actual Annual Incentives Earned for 2017. Management prepared a report on the status of achievement of the 2017 corporate objectives that was reviewed by the organization and compensation committee. The organization and compensation committee determined that nine of the corporate goals identified above were met, one goal was almost met, and one goal was significantly exceeded resulting in a 104.7% aggregate achievement. The organization and compensation committee also recognized certain accomplishments such as the significant collaboration transaction with Eli Lilly for NKTR-358 and a series of significant advancements for the NKTR-181 program. In recognition of these accomplishments, the organization and compensation committee concluded a discretionary upward adjustment of 20.3% was warranted resulting in a corporate performance rating of 125% for 2017.

The organization and compensation committee, in consultation with Mr. Robin, determined an individual performance rating for each of the NEOs excluding Mr. Robin, whose performance is determined independently by the organization and compensation committee without his participation. Consistent with standards used to determine annual incentive awards for all employees and our objective to tie pay to performance, the NEOs are eligible to earn annual bonus awards that exceed the corporate performance rating if their rating is “exceptional” or “exceeds expectations.” Employees with ratings of “solid performer,” “needs improvement” and “does not meet expectations” received awards below the corporate performance rating level, and in some cases they received bonuses significantly below that level or no bonus award at all.

We considered a number of performance factors in determining each executive’s performance rating and associated annual incentive awards, including specific accomplishments of each NEO, the effectiveness of leadership within the NEO’s functional area, the level of his contributions to the achievement of the corporate objectives, the achievement of certain outcomes that were not corporate objectives but nonetheless important projects at the Company, and the ability to effectively work with other members of the management team. Although the NEO bonus awards were higher than the 125% corporate performance rating, the aggregate cost of the Company’s pool was limited to the 125% bonus pool, which incorporated additional funding to recognize contributions by key drivers of the NKTR-214, NKTR-181, and NKTR-358 programs which were considered integral to the 387% increase in shareholder value in 2017. The table below includes the actual 2017 bonuses, as a percentage of the target bonus, that we awarded the NEOs for 2017.

Name	Actual Bonus as a Percentage of Target Bonus for Entire 2017 Year (%)
Howard W. Robin	200%
Gil M. Labrucherie	175%
Stephen K. Doberstein, Ph.D.	175%
Maninder Hora, Ph.D.	150%
John Nicholson	175%

The amounts of each NEO’s bonuses for the 2017 fiscal year are reported in the Summary Compensation Table.

Long-Term Incentive Compensation: Equity Awards

Overview. In accordance with our objective of aligning executive compensation with our stockholders’ interests, our current long-term incentive program for the NEOs generally consists of annual awards of equity compensation that are subject to a multi-year vesting schedule. We believe that equity compensation is a very effective tool to align the interests of our NEOs with the interests of our stockholders. In 2015, we expanded our equity program to include restricted stock units in addition to stock options as a way to expand the life of our reserve share pool and reduce the incremental rate of shareholder dilution. The 2017 annual equity awards included a mix of approximately 50% of the equity award value in the form of stock options and 50% of equity award value in the form of restricted stock units (RSUs), except that the RSUs are determined by treating each one as equivalent to 2.5 stock options. This ratio converts stock options to RSUs using a slight discount to the stock option fair value disclosed in the Summary Compensation Table to recognize that RSUs have less performance risk than stock options. The 2017 annual equity grants have 50% percent of the options and 50% of the RSUs also subject to performance-based vesting conditions as well as a time-based vesting requirement.

Performance-Based Equity Compensation Program. In 2012, we established a performance-based equity program for our executive officers. Under this program, 50% of the annual equity awards granted to our executive officers each year have been made in the form of performance-based equity awards that vest based on time-based vesting schedules plus a separate independent performance condition that must also be achieved. The performance condition will be met only if, within five years from the grant date, the Company or one of its collaboration partners files an NDA or biologics license application with the FDA (or the equivalent new drug registration with the EMA) for any “Proprietary Company Program” which includes any drug candidate that is wholly-owned by the Company (e.g. NKTR-181, NKTR-214, NKTR-358 or NKTR-262) or where the Company is entitled to an average royalty interest equal to or greater than 7.5% of net sales. In setting this performance hurdle, the organization and compensation committee believed it would be challenging to achieve and, if achieved, would help create long-term stockholder value. We believe that the advancement of the late stage drug candidate pipeline is a critical catalyst to stockholder value creation. As such, the performance condition for our 2017 performance-based stock option and restricted stock unit awards is also based on a future regulatory approval filing with the FDA or EMA for a Proprietary Company Program.

Actual Long-Term Incentives Awarded. The NEOs received an annual equity award in December 2017 in connection with our evaluation of the 2017 annual performance period. Our independent compensation consultant provided data created in November 2017 indicating that the CEOs 2016 total compensation was below the peer group median (as it has had been below the median in the past). The 2017 study was referenced in December 2017 when equity awards were granted, at which time it was determined that CEO and NEO total direct compensation in 2017 should be positioned above the peer group median in light of the rapid increase in stock price and value for shareholders that occurred in the final two months of the year. Accordingly, each of the NEOs received an increase in their grant values as compared to 2016 to reflect the market data as well as individual performance.

Our awards are determined as a percentage of total basic shares outstanding compared to our peer group and survey data compiled by our independent consultant. Taking this approach of using percentage delivered, rather than Black-Scholes value, enables us to provide a consistent approach regardless of stock price fluctuations in our, or our peer groups’ stock prices. We believe this approach is particularly valuable in biotechnology’s high volatility environment. In determining the grant levels for these awards, we consider a number of factors including an assessment of individual performance, competitive market practices, the number of unvested stock options held by the executive and average exercise price (i.e. the retention value) of these options, the individual’s overall contributions, and stockholder dilution. However, we do not use a formula or assign a particular weight to any one factor in determining equity award levels. Rather, the determination of equity grant levels is subjective, and the organization and compensation committee awards equity grants at levels it believes in its judgment are reasonably competitive and consistent with our philosophy that a substantial portion of our executives’ compensation should be performance-based and help to further link the interests of our executives with those of our stockholders. These annual stock option awards vest monthly over a period of four years; and annual restricted stock unit awards vest quarterly over a period of three years and thus provide a retention incentive for the executive as well as an additional incentive to help create value for our stockholders.

The 2017 award to our CEO, Mr. Robin, reflected the median rate of annual granting of the 2017 peer group as a percent of basic shares outstanding after converting full value awards into an equivalent number of options.

The number of shares of common stock subject to stock option and restricted stock unit awards granted to each NEO during 2017 and the grant-date fair value of these equity awards is presented in the Grants of Plan Based Awards in 2017 table below. A description of the material terms of the 2017 equity awards is presented in the narrative section following that table.

Severance and Change of Control Benefits

If the employment of an NEO is terminated by us without cause or by the executive for a designated good reason outside of the context of a change of control transaction, the executive would be entitled to severance benefits under the executive’s agreements with the Company. These severance benefits include a cash severance payment based on the executive’s then current base salary and the amount of his or her target annual incentive bonus, payment of COBRA premiums for one year, and an additional 12-month period to exercise vested options (an 18-month period for Mr. Robin, and a 3-month period for Dr. Hora). In order to attract and retain these NEOs in a competitive environment for highly skilled senior executive talent in the biotechnology and pharmaceutical industry and to provide an incentive to obtain a broad release of claims in favor of the Company, we determined it was necessary to offer each of them severance benefits in the case of a termination without cause or constructive termination outside the context of a change of control transaction. Many of our peer companies provide severance benefits for similar types of terminations of employment, and we believe that it is important for us to offer these severance benefits in order to continue to provide a competitive total compensation program. These NEOs would also be entitled to certain termination benefits upon a termination of employment because of death or disability.

We also maintain a Change of Control Severance Benefit Plan (the “CIC Plan”) that provides the NEOs with certain severance benefits if their employment is terminated in connection with a change of control. The CIC Plan was originally established in 2006, and no amendments have been made to the plan since that time that would increase the severance benefits available under the CIC Plan. Severance benefits under the CIC Plan are structured on a “double-trigger” basis, meaning that the executive must experience a termination without cause or resign for a specifically defined good reason in connection with the change of control in order for severance benefits to become payable under the CIC Plan. Like the severance benefits under the letter agreements, we believe that these change of control severance benefits are an important element of a competitive total compensation program. Additionally, we believe that providing change of control benefits should eliminate, or at least reduce, any reluctance of our NEOs and other key employees covered by the CIC Plan to diligently consider and pursue potential change of control opportunities that may be in the best interests of our stockholders. At the same time, by providing change of control benefits only upon the occurrence of an additional triggering event occurring in connection with the change of control transaction resulting in a job loss, we believe that this CIC Plan helps preserve the value of our key personnel for any potential acquiring company.

Under the CIC Plan, the executive would be entitled to accelerated equity award vesting upon a termination described above. The other severance benefits under the CIC Plan are generally similar to the severance benefits described above; however, Mr. Robin’s cash severance would cover the two-year period following termination and Company-paid COBRA coverage would be eighteen months. Outplacement services received within twelve months following separation, up to a maximum of $5,000, are provided to all participants. In addition, each of the NEOs would be entitled to full equity vesting and, except for Drs. Doberstein and Hora, a “gross up” payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code once a 10% cutback threshold is exceeded. The excise tax gross-up was included in the CIC Plan as originally adopted in 2006 to make the participants whole for any adverse tax consequences to which they may become subject under Section 4999 of the Internal Revenue Code and to avoid unintended differences in net severance based on individual factors like the date of hire and past option exercise decisions, which preserves the level of change of control severance protections that we have determined to be appropriate. At the time the CIC Plan was established, we believed this excise tax gross-up protection was a reasonable part of a competitive total compensation package and generally consistent with industry practice at the time. On April 5, 2011, the board of directors amended the CIC Plan to eliminate any “gross up” payments for any excise taxes imposed under Section 4999 of the Internal Revenue Code for participants who became eligible to participate in the CIC Plan on or after January 1, 2010. The board of directors decided to eliminate this tax gross-up provision under the plan for new participants based on its review of current industry practices.

The “Potential Payments Upon Termination or Change of Control” section below describes and quantifies the severance and other benefits potentially payable to the NEOs.

Other Benefits

We believe that establishing competitive benefit packages for employees is an important factor in attracting and retaining highly-qualified personnel, including the NEOs. The NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability insurance, commuting benefits, employee stock purchase plan and the 401(k) plan, in each case generally on the same basis as other employees. We do not offer a tax-qualified defined-benefit pension plan or any non-qualified defined benefit retirement plans, nor do we provide material perquisites to our executives. In 2017, we offered Mr. Robin an allowance for local ground transportation, accommodations, and related reimbursements.

Section 162(m) Policy

Section 162(m) of the Code provides that annual compensation in excess of $1,000,000 paid to the CEO or certain of the Company’s other executive officers will not be deductible for federal income tax purposes. Historically, there was an exception to this annual deduction limit for compensation meeting the definition of “performance-based compensation” under Section 162(m) of the Code. With the enactment of tax reform in December 2017, the performance-based compensation exception under Section 162(m) of the Code has been repealed, except with respect to certain grandfathered arrangements. The organization and compensation committee considers the anticipated tax treatment to the Company when determining executive compensation and, historically, has sought to structure its executive compensation program in a way that preserved the deductibility of compensation payments and benefits, subject to the satisfaction of other applicable regulatory requirements. It should be noted, however, that tax deductibility is one of many factors considered by the organization and compensation committee in determining executive compensation and the committee maintains the flexibility to compensate the NEOs in a manner it deems appropriate to attract, retain, and motivate highly-qualified executive officers.

COMPENSATION COMMITTEE REPORT

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

The organization and compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2017 and in our 2018 proxy statement. This report is provided by the following independent directors, who currently comprise the committee:

Lutz Lingnau—Chairman

Jeff Ajer

R. Scott Greer

Christopher A. Kuebler

SUMMARY COMPENSATION TABLE—FISCAL 2015-2017

The following table shows, for the fiscal year ended December 31, 2017, compensation awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2017 (the “NEOs”). To the extent any NEOs were also named executive officers for the fiscal years ended December 31, 2016 or December 31, 2015, compensation information for our 2016 and 2015 fiscal years is also presented for such executives.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1)(3) (e)	Option Awards ($)(2)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	All Other Compensation ($) (i)		Total ($) (j)
Howard W. Robin	2017	940,700	6,884,888	8,544,658	1,599,190	127,975	(5)	18,097,411
President and Chief	2016	920,000	1,346,390	1,585,650	897,000	15,103		4,764,143
Executive Officer	2015	892,620	2,099,236	816,976	625,000	12,156		4,445,988

Gil M. Labrucherie	2017	607,400	2,958,794	3,672,084	531,475	10,338	(6)	7,780,091
Senior Vice President and	2016	582,167	489,596	1,303,120	356,400	8,653		2,739,936
Chief Financial Officer	2015	546,500	808,594	319,528	259,600	9,562		1,943,784

Stephen K. Doberstein, Ph.D.	2017	529,084	2,958,794	3,672,084	525,000	13,988	(7)	7,698,950
Senior Vice President and Chief	2016	508,200	428,396	504,526	266,805	12,806		1,720,733
Research and Development Officer	2015	495,800	326,548	127,085	198,300	13,054		1,161,287

Maninder Hora, Ph.D.	2017	471,500	1,706,998	2,118,510	353,625	15,394	(8)	4,666,027
Senior Vice President	2016	447,800	367,197	432,450	279,875	14,454		1,541,776
Pharmaceutical Development and	2015	430,600	808,595	319,528	204,500	14,815		1,778,038
Chief Technical Operations Officer

John Nicholson	2017	625,800	2,958,794	3,672,084	547,575	26,907	(9)	7,831,160
Senior Vice President and	2016	599,833	489,596	1,303,120	367,200	14,995		2,774,744
Chief Operating Officer	2015	563,100	808,594	319,528	267,500	12,661		1,971,383

(1)	The grant date fair value of the restricted stock unit awards was based on the closing price of the Company’s common stock on the grant date, computed in accordance with FASB ASC Topic 718 and excluding the effects of estimated forfeitures.
(2)	Amounts reported represent the aggregate grant date fair value of the stock options granted in the applicable year computed in accordance with FASB ASC Topic 718, which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to (i) Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2017 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted.
(3)	As noted in the Compensation Discussion and Analysis above, 50% of the equity awards granted to the NEOs in 2015, 2016 and 2017 were performance-based and vest only to the extent a specified performance-based vesting condition is satisfied. If the performance-based vesting condition is satisfied, then the performance-based equity awards also remain subject to a time-based vesting requirement. The amounts reported in the “Stock Awards” and “Option Awards” column of the table for 2015, 2016 and 2017 include the grant date fair value of performance-based restricted stock units and stock options, as applicable for the year, based on the probable outcome (determined as of the grant date in accordance with generally accepted accounting principles) of the performance-based conditions applicable to the awards. The probable grant date fair value for these awards was determined assuming that the underlying performance-based vesting condition would be achieved.
(4)	Amounts reported for 2015, 2016 and 2017 represent amounts earned under the Incentive Compensation Plan for that year or, for Mr. Robin, under his amended and restated offer letter effective as of December 1, 2008.
(5)

Includes (i) $53,186 for local ground transportation and accommodations, (ii) a service award of $1,000, (iii) $324 for parking, (iv) tax reimbursements of $51,280 for local ground transportation and accommodations, parking, and service award, (v) life insurance premiums of $19,833, and (vi) a $2,352 contribution to the Company’s 401(k) plan. The allowance for local ground transportation and accommodations was valued based on the amounts reimbursed directly to Mr. Robin or the service provider, as applicable.
(6)	Includes (i) life insurance premiums of $2,385, (ii) a $4,000 contribution to the Company’s 401(k) plan, (iii) $3,363 for parking, (iv) a $190 public transit pass, and (v) $400 for tax gross-ups related to parking.
(7)	Includes (i) life insurance premiums of $6,837, (ii) a $4,000 contribution to the Company’s 401(k) plan, (iii) $2,458 for parking, (iv) a $500 public transit match, and (v) $193 for tax gross-ups related to parking.
(8)	Includes (i) life insurance premiums of $10,494, (ii) a $4,000 contribution to the Company’s 401(k) plan, and (iii) a $900 public transit match.
(9)	Includes (i) life insurance premiums of $17,673, (ii) a $4,000 contribution to the Company’s 401(k) plan, (iii) a service award of $1,000, (iv) tax gross ups of $774 related to the service award, (v) $85 for parking, and (vi) a $3,375 contribution to a Health Savings Account.

Description of Employment Agreements

Each of the NEOs has entered into our standard form of employment agreement and an offer letter or letter agreement. The form of employment agreement provides for protective covenants with respect to confidential information, intellectual property and assignment of inventions and also sets forth other standard terms and conditions of employment. The offer letter agreements do not provide for any minimum or guaranteed term of employment. The letter agreements entered into by each of the NEOs establish the compensation arrangements following separation from us under certain circumstances. Please see “Potential Payments upon Termination or Change of Control” below for more information on these separation arrangements.

GRANTS OF PLAN BASED AWARDS IN 2017

The following table shows, for the fiscal year ended December 31, 2017, certain information regarding grants of plan-based awards to the NEOs.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/sh)(5) (k)	Grant Date Fair Value of Stock and Option Awards ($)(6) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Howard W. Robin
Annual Incentive Award	N/A	—	799,595	1,599,190
Restricted Stock Units	12/15/2017							60,500			3,442,444
Restricted Stock Units	12/15/2017				—	60,500	—				3,442,444
Stock Options	12/15/2017								151,250	56.90	4,272,329
Stock Options	12/15/2017				—	151,250	—			56.90	4,272,329

Gil M. Labrucherie
Annual Incentive Award	N/A	—	303,700	607,400
Restricted Stock Units	12/15/2017							26,000			1,479,397
Restricted Stock Units	12/15/2017				—	26,000	—				1,479,397
Stock Options	12/15/2017								65,000	56.90	1,836,042
Stock Options	12/15/2017				—	65,000	—			56.90	1,836,042

Stephen P. Doberstein, Ph.D.
Annual Incentive Award	N/A	—	300,000	600,000
Restricted Stock Units	12/15/2017							26,000			1,479,397
Restricted Stock Units	12/15/2017				—	26,000	—				1,479,397
Stock Options	12/15/2017								65,000	56.90	1,836,042
Stock Options	12/15/2017				—	65,000	—			56.90	1,836,042

Maninder Hora, Ph.D.
Annual Incentive Award	N/A	—	235,750	471,500
Restricted Stock Units	12/15/2017							15,000			853,499
Restricted Stock Units	12/15/2017				—	15,000	—				853,499
Stock Options	12/15/2017								37,500	56.90	1,059,255
Stock Options	12/15/2017				—	37,500	—			56.90	1,059,255

John Nicholson
Annual Incentive Award	N/A	—	312,900	625,800
Restricted Stock Units	12/15/2017							26,000			1,479,397
Restricted Stock Units	12/15/2017				—	26,000	—				1,479,397
Stock Options	12/15/2017								65,000	56.90	1,836,042
Stock Options	12/15/2017				—	65,000	—			56.90	1,836,042

(1)	Amounts reported represent the potential short-term incentive compensation amounts payable for our 2017 fiscal year under our Incentive Compensation Plan (or for Mr. Robin, the potential amounts payable under his offer letter). The amounts reported represent each NEO’s target and maximum possible payments for 2017. Because actual payments to the NEOs could range from 0% to 200% of their target bonus, no threshold payment amount has been established for the NEOs. The actual short-term incentive bonus amount earned by each NEO for 2017 is reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table above.
(2)	The restricted stock unit grants are subject to both a 3-year time-based vesting requirement (quarterly pro-rata vesting) and the achievement of specified performance criteria. The stock option grants are subject to both a 4-year time-based vesting requirement (monthly pro-rata vesting) and the achievement of specified performance criteria.
(3)	These grants are subject to a 3-year quarterly pro-rata vesting requirement.
(4)	These grants are subject to a 4-year monthly pro-rata vesting requirement.
(5)	Exercise price is the closing price of our common stock on the date of grant.

(6)	Refer to Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2017 for the relevant assumptions used to determine the grant date fair value of the stock options granted during 2017. The grant date fair value of the restricted stock units was based on the closing price of our common stock on the grant date. The amounts reflected in this column for restricted stock units and stock options granted during 2017 that are subject to performance-based vesting conditions represent the grant date fair value of these awards based on the probable outcome (determined as of the grant date in accordance with applicable accounting rules) of the performance-based conditions applicable to the awards.

Description of Plan-Based Awards

Stock Options. Each stock option granted to the NEOs during 2017 may be exercised to purchase the designated number of shares of our common stock at an exercise price equal to the closing price of the underlying common stock on the grant date. Each NEO’s stock option award granted in 2017 has a maximum term of eight years and is subject to a vesting schedule that requires the executive’s continued service through the vesting date. For the 2017 stock option awards granted to the NEOs stock options will vest and become exercisable on a monthly pro-rata basis over a four-year period following the grant date.

Restricted Stock Units. Each NEO’s restricted stock unit award granted in 2017 is subject to a vesting schedule that requires the executive’s continued service through the vesting date. For the 2017 restricted stock unit awards granted to the NEOs the restricted stock units granted will vest and become exercisable on a quarterly pro-rata basis over a three-year period following the grant date.

In December 2017, each NEOs annual merit equity award was tied to either a qualitative assessment of individual performance or objective performance milestones or criteria that were designed to be rigorous and challenging. As an example the stock options were 50% of the equity granted to our executive officers and were made in the form of performance-based awards vest based on the standard four-year monthly time-based vesting plus a separate performance condition that must also be achieved before the executive officer is permitted to exercise the performance-based stock option; and restricted stock units vest based on the standard three-year quarterly time-based vesting plus a separate performance condition that must also be achieved before the restricted stock unit is released. The performance condition will be met only if within five years from the grant date, the Company or one of its collaboration partners files a new drug application or biologics license application with the FDA (or the equivalent new drug registration with the EMA) for any “Proprietary Company Program” which is defined to include any drug candidate that is wholly-owned by the Company (e.g. NKTR-181, NKTR-214, NKTR-358 or NKTR-262) or where the Company is entitled to an average royalty interest equal to or greater than 7.5% of net sales.

Any stock options or restricted stock units that are unvested upon an NEO’s termination of continuous employment or services will be forfeited without any value, unless the termination of continuous service is a result of death, in which event, subject to any restrictions in the stock option or restricted stock unit agreement or equity incentive plan, the stock option would become fully vested and exercisable as of the date of death and the restricted stock unit would become fully vested and released as of the date of death. For Messrs. Robin, Nicholson and Drs. Doberstein and Hora, in accordance with their letter agreements, if any stock options that are unvested upon a termination of continuous employment as a result of a disability, 50% of the unvested stock options would become fully vested and exercisable as of the date of termination. In accordance with the letter agreements for the NEOs described above, any stock options that are vested upon termination of continuous service by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan) will generally remain outstanding and exercisable for 12 months following termination (18 months for Mr. Robin and three months for Dr. Hora). This exercise period is also 12 months if the termination of employment or continuous services is because of disability and is 18 months if the termination is a result of death. We also have the discretion to extend the applicable exercise period in connection with other terminations of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise period will terminate.

Under the terms of the 2017 Plan, if there is a change of control of the Company, outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the organization and compensation committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change of control generally must be exercised prior to the change of control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change of control transaction. In addition, outstanding awards held by our NEOs may vest, upon certain terminations of the NEO’s employment without cause or for a good reason resignation in connection with a change of control and in connection with terminations of employment resulting from disability or death. Please see the “Potential Payments Upon Termination or Change of Control” section below for a description of the vesting that may occur in such circumstances.

Each NEO’s stock option and restricted stock unit award was granted under, and is subject to the terms of, the 2017 Plan. The plan is administered by the organization and compensation committee, and this committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding equity awards to reflect certain corporate transactions and making provision to ensure that participants satisfy any required withholding taxes.

The NEOs are not entitled to any dividend equivalent rights on their stock option or restricted stock unit awards, and stock option and restricted stock unit awards are generally only transferable to a beneficiary of an NEO upon his death.

Short-Term Incentive Compensation. All of the NEOs were eligible to earn a short-term incentive compensation payment under the Incentive Compensation Plan or, for Mr. Robin, under an arrangement that mirrors the Incentive Compensation Plan. These opportunities are reflected in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the table above. Please see “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Short-Term Incentive Compensation” for a description of the material terms of the Incentive Compensation Plan and Mr. Robin’s related short-term incentive compensation arrangement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2017

The following table includes certain information with respect to the value of all unexercised options and outstanding equity awards previously awarded to the NEOs as of December 31, 2017.

		Option Awards							Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (e)		Option Exercise Price ($) (f)	Option Expiration Date (2) (g)	Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (i)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units etc. That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Payout value of Unearned Shares/ Units etc. That Have Not Vested ($)(3) (k)
Howard W. Robin	2/1/2010	83,333	0				11.34	1/31/2018
	2/8/2011	300,000	0				10.69	2/7/2019
	2/8/2012	200,000	0				7.21	2/7/2020
	2/8/2012	200,000	0				7.21	2/7/2020
	2/6/2013	225,000	0				8.80	2/5/2021
	2/6/2013	225,000	0				8.80	2/5/2021
	2/5/2014	215,625	9,375	(4)			12.43	2/4/2022
	2/5/2014	215,625	9,375	(5)			12.43	2/4/2022
	12/9/2014	168,750	56,250	(4)			16.305	12/8/2022
	12/9/2014	168,750	56,250	(5)			16.305	12/8/2022
	12/15/2015	28,125	28,125	(4)			15.55	12/14/2023
	12/15/2015	28,124	28,126	(5)			15.55	12/14/2023
	12/15/2015								22,500	(7)	1,343,700
	12/15/2015								22,500	(7)	1,343,700
	12/13/2016	34,375	103,125	(4)			12.24	12/12/2024
	12/13/2016	34,375	103,125	(5)			12.24	12/12/2024
	12/13/2016								36,667	(7)	2,189,753
	12/13/2016								36,667	(7)	2,189,753
	12/15/2017	0	151,250	(4)			56.90	12/14/2025
	12/15/2017	0			151,250	(6)	56.90	12/14/2025
	12/15/2017								60,500	(7)	3,613,060
	12/15/2017											60,500	(8)	3,613,060

Gil M. Labrucherie	2/8/2011	90,000	0				10.69	2/7/2019
	2/8/2012	75,000	0				7.21	2/7/2020
	2/8/2012	75,000	0				7.21	2/7/2020
	2/6/2013	75,000	0				8.80	2/5/2021
	2/6/2013	75,000	0				8.80	2/5/2021
	2/5/2014	81,458	3,542	(4)			12.43	2/4/2022
	2/5/2014	81,458	3,542	(5)			12.43	2/4/2022
	12/9/2014	65,625	21,875	(4)			16.305	12/8/2022
	12/9/2014	65,624	21,876	(5)			16.305	12/8/2022
	12/15/2015	11,000	11,000	(4)			15.55	12/14/2023
	12/15/2015	10,999	11,001	(5)			15.55	12/14/2023
	12/15/2015								8,667	(7)	517,593
	12/15/2015								8,667	(7)	517,593
	6/1/2016	37,500	62,500	(4)			15.53	5/30/2024
	12/13/2016	12,500	37,500	(4)			12.24	12/12/2024
	12/13/2016	12,500	37,500	(5)			12.24	12/12/2024
	12/13/2016								13,334	(7)	796,306
	12/13/2016								13,334	(7)	796,306
	12/15/2017	0	65,000	(4)			56.90	12/14/2025
	12/15/2017	0			65,000	(6)	56.90	12/14/2025
	12/15/2017								26,000	(7)	1,552,720
	12/15/2017											26,000	(8)	1,552,720

Stephen K. Doberstein	2/8/2011	60,000	0				10.69	2/7/2019
	2/8/2012	50,000	0				7.21	2/7/2020
	2/8/2012	50,000	0				7.21	2/7/2020
	2/6/2013	50,000	0				8.80	2/5/2021

		Option Awards							Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (e)		Option Exercise Price ($) (f)	Option Expiration Date (2) (g)	Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (i)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units etc. That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Payout value of Unearned Shares/ Units etc. That Have Not Vested ($)(3) (k)
	2/6/2013	50,000	0				8.80	2/5/2021
	2/5/2014	47,916	2,084	(4)			12.43	2/4/2022
	2/5/2014	47,916	2,084	(5)			12.43	2/4/2022
	12/9/2014	37,500	12,500	(4)			16.305	12/8/2022
	12/9/2014	37,499	12,501	(5)			16.305	12/8/2022
	12/15/2015	4,375	4,375	(4)			15.55	12/14/2023
	12/15/2015	4,374	4,376	(5)			15.55	12/14/2023
	12/15/2015								3,500	(7)	209,020
	12/15/2015								3,500	(7)	209,020
	12/13/2016	10,937	32,813	(4)			12.24	12/12/2024
	12/13/2016	10,938	32,812	(5)			12.24	12/12/2024
	12/13/2016								11,667	(7)	696,753
	12/13/2016								11,667	(7)	696,753
	12/15/2017	0	65,000	(4)			56.90	12/14/2025
	12/15/2017	0			65,000	(6)	56.90	12/14/2025
	12/15/2017								26,000	(7)	1,552,720
	12/15/2017											26,000	(8)	1,552,720

Maninder Hora, Ph.D	2/8/2012	62,500	0				7.21	2/7/2020
	2/8/2012	62,500	0				7.21	2/7/2020
	2/6/2013	50,000	0				8.80	2/5/2021
	2/6/2013	50,000	0				8.80	2/5/2021
	2/5/2014	47,916	2,084	(4)			12.43	2/4/2022
	2/5/2014	47,916	2,084	(5)			12.43	2/4/2022
	12/9/2014	37,500	12,500	(4)			16.305	12/8/2022
	12/9/2014	37,499	12,501	(5)			16.305	12/8/2022
	12/15/2015	11,000	11,000	(4)			15.55	12/14/2023
	12/15/2015	10,999	11,001	(5)			15.55	12/14/2023
	12/15/2015								8,667	(7)	517,593
	12/15/2015								8,667	(7)	517,593
	12/13/2016	9,375	28,125	(4)			12.24	12/12/2024
	12/13/2016	9,375	28,125	(5)			12.24	12/12/2024
	12/13/2016								10,000	(7)	597,200
	12/13/2016								10,000	(7)	597,200
	12/15/2017	0	37,500	(4)			56.90	12/14/2025
	12/15/2017	0			37,500	(6)	56.90	12/14/2025
	12/15/2017								15,000	(7)	895,800
	12/15/2017											15,000	(8)	895,800

John Nicholson	2/1/2010	120,000	0				11.34	1/31/2018
	2/8/2011	63,000	0				10.69	2/7/2019
	2/8/2012	50,000	0				7.21	2/7/2020
	2/8/2012	50,000	0				7.21	2/7/2020
	2/6/2013	92,500	0				8.80	2/5/2021
	2/6/2013	92,500	0				8.80	2/5/2021
	2/5/2014	83,854	3,646	(4)			12.43	2/4/2022
	2/5/2014	83,854	3,646	(5)			12.43	2/4/2022
	12/9/2014	65,625	21,875	(4)			16.305	12/8/2022
	12/9/2014	65,624	21,876	(5)			16.305	12/8/2022
	12/15/2015	11,000	11,000	(4)			15.55	12/14/2023
	12/15/2015	10,999	11,001	(5)			15.55	12/14/2023
	12/15/2015								8,667	(7)	517,593
	12/15/2015								8,667	(7)	517,593
	6/1/2016	37,500	62,500	(4)			15.53	5/30/2024
	12/13/2016	12,500	37,500	(4)			12.24	12/12/2024
	12/13/2016	12,500	37,500	(5)			12.24	12/12/2024

		Option Awards							Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (e)		Option Exercise Price ($) (f)	Option Expiration Date (2) (g)	Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (i)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units etc. That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Payout value of Unearned Shares/ Units etc. That Have Not Vested ($)(3) (k)
	12/13/2016								13,334	(7)	796,306
	12/13/2016								13,334	(7)	796,306
	12/15/2017	0	65,000	(4)			56.90	12/14/2025
	12/15/2017	0			65,000	(6)	56.90	12/14/2025
	12/15/2017								26,000	(7)	1,552,720
	12/15/2017											26,000	(8)	1,552,720

(1)	The stock options are subject to achievement of specified performance criteria as of December 31, 2017.
(2)	For all NEOs, the expiration date shown is the normal expiration date occurring on the eighth anniversary of the grant date, which is the latest date that the stock options may be exercised. Stock options may terminate earlier in certain circumstances, such as in connection with an NEO’s termination of employment or in connection with certain corporate transactions, including a change of control.
(3)	Restricted stock unit market value is calculated based on $59.72 per share, the closing price of our common stock on December 29, 2017.
(4)	The stock options vest pro-rata on a monthly basis over a period of four years from the date of grant.
(5)	Specified performance criteria were met however stock options will continue to be subject to time-based vesting over a four-year period from the date of grant.
(6)	The stock options vest only after achievement of specified performance criteria and pro-rata monthly vesting over a four-year period from the date of grant.
(7)	The restricted stock units vest pro-rata on a quarterly basis over a three-year period from the date of grant.
(8)	The restricted stock units vest only after achievement of specified performance criteria and pro-rata quarterly vesting over a three-year period from the date of grant.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table includes certain information with respect to the exercise of stock options and vesting of stock awards held by the NEOs during the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Howard W. Robin	591,667	8,703,753	81,666	2,310,690
Gil M. Labrucherie	320,000	3,263,924	30,666	863,522
Stephen K. Doberstein, Ph.D.	540,000	9,606,640	18,666	559,437
Maninder Hora, Ph.D.	210,000	1,878,661	27,344	751,763
John Nicholson	295,000	3,592,859	30,666	863,522

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with their termination of employment with us or in connection with a change of control. Please see “Compensation Discussion and Analysis—Severance and Change of Control Benefits” for a discussion of how the payments and benefits presented below were determined.

Severance Benefits—No Change of Control

Each of the NEOs is a party to certain letter agreements and our standard form executive employment agreement, and these agreements include provisions for severance benefits upon certain terminations of employment that are not related to a change of control. Upon a termination of employment by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan and described below), the executive would be entitled to the following severance benefits: (i) a cash severance payment equal to his or her total annual cash compensation target (including base salary and the target value of his or her annual incentive bonus, as such bonus target may be adjusted downward to take into account our performance through the fiscal quarter preceding termination), (ii) an extension of the exercise period for the vested and unexercised portion of all outstanding stock options held by him or her for up to 12 months (18 months for Mr. Robin) following termination and (iii) payment of all applicable COBRA premiums for same period as the severance benefit following the termination date. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us. Each executive’s cash severance payment would ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

If an NEO’s employment with us terminates due to death, the executive’s outstanding unvested stock options will become fully vested and will be exercisable for up to 18 months following termination pursuant to the terms of the Company’s equity incentive compensation plans and agreements. The NEO’s restricted stock units will become fully vested and released. In addition, in the case of Messrs. Robin, Nicholson and Dr. Doberstein, the executive’s estate would be entitled to a pro-rata portion of the target annual incentive bonus for the year in which his death occurred.

If an NEO terminates employment with us as a result of disability, vested options will be exercisable for up to twelve months following termination pursuant to the terms of the Company’s stock option agreement. For Messrs. Robin, Nicholson and Dr. Doberstein, they are each also entitled to have 50% of outstanding unvested stock options become fully vested upon disability for stock options granted under the equity plan in place at time of grant in accordance with the terms and conditions of their letter agreements. The NEO’s unvested restricted stock units are forfeited. In addition, pursuant to their offer letter agreements, Messrs. Robin, Nicholson and Drs. Doberstein and Hora would each be entitled to receive a pro-rata portion of the executive’s target annual incentive bonus for the year of termination in the event of a termination due to disability.

Pursuant to our standard form employment agreement, following a termination of employment, each NEO will be subject to an indefinite restriction on the disclosure of our confidential information and a one-year non-solicitation restriction covering our customers and employees.

The following table lists the estimated amounts that would become payable to each of the NEOs under the circumstances described above, assuming that the applicable triggering event occurred on December 31, 2017.

Executive & Triggering Event	Estimated Value of Cash Severance ($)	Estimated Value of COBRA Benefits ($)(1)	Estimated Value of Vesting Acceleration ($)(2)	Estimated Value of Pro-Rata Bonus ($)	Estimated Total ($)
Howard W. Robin
Without Cause or Good Reason	1,740,295	40,394	N/A	N/A	1,780,689
Disability	N/A	N/A	13,753,748	799,595	14,553,343
Death	N/A	N/A	41,800,521	799,595	42,600,116

Gil M. Labrucherie
Without Cause or Good Reason	911,100	40,394	N/A	N/A	951,494
Disability	N/A	N/A	0	N/A	0
Death	N/A	N/A	15,792,971	N/A	15,792,971

Stephen K. Doberstein, Ph. D.
Without Cause or Good Reason	900,000	28,371	N/A	N/A	928,371
Disability	N/A	N/A	4,425,015	300,000	4,725,015
Death	N/A	N/A	13,767,016	300,000	14,067,016

Maninder Hora, Ph. D.
Without Cause or Good Reason	707,250	28,371	N/A	N/A	735,621
Disability	N/A	N/A	2,963,304	235,750	3,199,054
Death	N/A	N/A	9,051,994	235,750	9,287,744

John Nicholson
Without Cause or Good Reason	938,700	23,368	N/A	N/A	962,068
Disability	N/A	N/A	6,801,980	312,900	7,114,880
Death	N/A	N/A	15,455,399	312,900	15,768,299

(1)	The value of COBRA benefits are based upon actual rates as of December 2017.
(2)	For purposes of this table, we have assumed that (i) the price per share of our common stock is equal to the closing price per share on the last trading day of the fiscal year ended December 31, 2017 ($59.72), and (ii) the value of any stock options that may be accelerated is equal to the full “spread” value of such awards on that date.

Severance Benefits—Change of Control

Each of the NEOs is covered under the CIC Plan. The CIC Plan provides for certain severance benefits to these executives and our other employees covered by the plan upon certain terminations of employment occurring in connection with a change of control of us.

If a change of control of the Company occurs, each NEO will be entitled to severance benefits under the CIC Plan if the executive’s employment is terminated by us or a successor company without cause or by the executive for good reason, in each case within a period generally beginning on the date the agreement providing for a change of control is executed and ending twelve months following the change of control. Severance benefits under the CIC Plan include: (i) a cash severance payment equal to 12 months of base salary (24 months for Mr. Robin) and the target value of the executive’s annual incentive bonus; (ii) payment by us of the same portion of the executive’s COBRA premiums as we pay for active employees’ group health coverage for up to 12 months (18 months for Mr. Robin) following termination; (iii) provision of up to $5,000 for outplacement services received within 12 months following termination, (iv) accelerated vesting of all outstanding stock options and other outstanding equity awards; and (v) other than in the case of Drs. Doberstein and Hora, a “gross up” payment to compensate the executive for excise taxes (if any) on payments that are considered “parachute payments” under Section 280G of the Internal Revenue Code and therefore subject to an excise tax imposed under Section 4999 of the Code, but only to the extent the excise tax cannot be avoided by reducing the severance benefits by an amount not exceeding 10% such that the executive receives a greater-after tax amount as a result of the “cut-back” in benefits. In April 2011, the board of directors amended the CIC Plan so that this “gross up” benefit is not available for new hires following January 1, 2010 but is grandfathered for employees who joined the CIC Plan before that date so long as they are not promoted to a position such that he or she would be entitled to additional benefits under the plan. Accordingly, Drs. Doberstein and Hora are not entitled to this “gross up” benefit as they joined the CIC Plan after January 1, 2010. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us pursuant to a separation and release agreement. Each executive’s cash severance payment will ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

For the purposes of the CIC Plan, a good reason resignation means a resignation upon the occurrence of one or more of the following events: (i) assignment of any authority, duties or responsibilities that results in a material diminution in the executive’s authority, duties or responsibilities as in effect immediately prior to the change of control, (ii) assignment to a work location more than 50 miles from the executive’s immediately previous work location, unless such reassignment of work location decreases the executive’s commuting distance from his or her residence to the executive’s assigned work location, (iii) a material diminution in the executive’s monthly base salary as in effect on the date of the change of control or as increased thereafter, (iv) notice to the executive by us or the successor company during the 12-month period following the change of control that the executive’s employment will be terminated under circumstances that would trigger severance benefits under the CIC Plan but for the designation of a date for termination that is greater than 12 months following the change of control and (v) for Mr. Robin, if he does not serve in his same position in the successor company or is not appointed to the board of directors of the successor company. In order for a good reason resignation to occur, the executive must first give us timely written notice of the grounds for good reason resignation, and we must have failed to cure such condition after a period of 30 days.

Pursuant to the CIC Plan, the separation and release agreement that each of the NEOs will be required to execute to receive severance benefits under the plan will also require each executive to agree to continue to be subject to the restrictions on the disclosure of our confidential information in his or her employment agreement, to non-solicitation restrictions and to certain other restrictions.

Had a change of control occurred during the 2017 fiscal year and had the employment of each of the NEOs terminated on December 31, 2017 under one of the qualifying circumstances described above, each executive would have been entitled to receive the estimated benefits set forth in the table below.

Name (1)	Estimated Value of Cash Severance ($)	Estimated Value of COBRA and Outplacement Benefits ($)(1)	Estimated Value of Vesting Acceleration ($)(2)	Estimated Value of Excise Tax Gross-Up ($)	Estimated Total ($)
Howard W. Robin	3,480,590	65,590	41,800,521	0	45,346,701
Gil M. Labrucherie	911,100	45,394	15,792,971	2,372,730	19,122,195
Stephen K. Doberstein, Ph.D.	900,000	33,371	13,767,016	N/A	14,700,387
Maninder Hora, Ph. D.	707,250	33,371	9,051,994	N/A	9,792,615
John Nicholson	938,700	28,368	15,455,399	2,793,899	19,216,366

(1)	This amount includes estimated COBRA premiums based upon actual rates as of December 2017 and up to $5,000 for outplacement services.
(2)	Pursuant to the terms of our equity compensation plans, these NEOs would also have been entitled to this same full equity acceleration (i) if a corporate transaction (as defined in the applicable plan) occurred and the surviving or acquiring corporation refused to assume outstanding equity awards or substitute similar replacement awards for outstanding equity awards or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the combined voting power of our shares in a transaction that is not a corporate transaction as defined in the applicable plan. See note (2) to the table above for the calculation of these amounts.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our President and CEO Mr. Howard Robin, and the ratio of these two amounts.

We have estimated the median of the 2017 annual total compensation of our employees, excluding Mr. Robin, to be $198,865. The annual total compensation of our President and CEO, as reported in the Summary Compensation Table is $18,097,411. The ratio of the annual total compensation of our President and CEO to the estimated median of the annual total compensation of our employees was 91 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We selected December 31, 2017 as the date to identify our median employee. We determined our median employee based on the sum of taxable wages, value of stock awards, value of option awards and other compensation including taxable benefits of each of our employees, excluding Mr. Robin’s, as of December 31, 2017.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2017 and December 31, 2016 by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2017	2016
Audit Fees	$1,455,971	$1,490,189
Audit Related Fees	—	—
Tax Fees	11,771	10,669
All Other Fees	—	—

Total	$1,467,742	$1,500,858

Audit Fees. This category consists of fees related to the audit of our annual consolidated financial statements and our internal control over financial reporting, review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit, registration statements and other regulatory filings.

Tax Fees. This category consists of fees related to services provided for international tax compliance and tax consultation services.

The audit committee approved all fees described above.

PRE -APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Prior to Ernst & Young LLP rendering services other than audit services, the audit committee would review and approve such non-audit services only if such services were compatible with maintaining Ernst & Young LLP’s status as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.

The audit committee is currently comprised of four non-employee directors, R. Scott Greer, the Chairman of the committee, Jeff Ajer, Roy A. Whitfield, and Dennis L. Winger. Mr. Krivulka was a member of the audit committee until his passing on February 17, 2018. Our board of directors determined that Messrs. Greer, Ajer, Whitfield and Winger meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable NASDAQ rules. In addition, the board of directors determined that Mr. Krivulka qualified and Messrs. Greer and Winger Whitfield qualify as audit committee financial experts as defined by SEC rules. The audit committee has the responsibility and authority described in the Nektar Therapeutics Audit Committee Charter, which has been approved by the board of directors. A copy of the Audit Committee Charter is available on our website at www.nektar.com.

The audit committee is responsible for assessing the information provided by management and our independent registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2017 with both management and our independent registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with our independent registered public accounting firm the overall scope and plan of the audit. In addition, it met with our independent registered public accounting firm, with and without management present, to discuss the results of our independent registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The audit committee has also received from, and discussed with, our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The audit committee has discussed with Ernst & Young LLP that firm’s independence from management and our Company, including the matters in the written disclosures and the letter regarding independence from Ernst & Young LLP required by applicable requirements of the PCAOB. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting in the annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Audit Committee

R. Scott Greer

Jeff Ajer

Roy A. Whitfield

Dennis L. Winger

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Our website address is http://www.nektar.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC is available without charge upon written request to: Secretary, Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158.

By Order of the Board of Directors

/s/ Mark A. Wilson

Mark A. Wilson

Senior Vice President, General Counsel and

Secretary

April 30, 2018

Exhibit A

NEKTAR THERAPEUTICS

AMENDED AND RESTATED 2017 PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Nektar Therapeutics Amended and Restated 2017 Performance Incentive Plan (this “Plan”) of Nektar Therapeutics, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards previously intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. Subject to Section 7.1, the maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to:

(1)	19,200,000 shares of Common Stock, less

(2)	The number of any shares subject to awards granted under the Corporation’s 2012 Performance Incentive Plan (the “2012 Plan”) on or after March 31, 2017.

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 1.5 shares for every one share issued in connection with such award (the “Full-Value Award Ratio”). (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 150 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 19,200,000 shares.

(b)	The maximum number of shares of Common Stock subject to options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 3,000,000 shares.

(c)	Additional limits with respect to performance-based awards are set forth in Section 5.2.2.

(d)	The aggregate value of cash compensation and the grant date fair value (computed in accordance with generally accepted accounting principles) of shares of Common Stock that may be paid or granted during any calendar year to any non-employee director shall not exceed $1,200,000 for existing non-employee directors and $2,200,000 for new non-employee directors.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3

Awards Settled in Cash, Reissue of Awards and Shares. Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan or the 2012 Plan, the Corporation’s 2008 Equity Incentive Plan, the Corporation’s 2000 Non-Officer Equity Incentive Plan, or the Corporation’s 2000 Equity Incentive Plan (collectively, the “Prior Plans”), which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan or a Prior Plan shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2 or, with respect to awards granted under a Prior Plan, the Full-Value Award Ratio as specified in such Prior Plan). Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. To the extent that an award granted under this Plan or a Prior Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2 or, with respect to awards granted under a Prior Plan, the Full-Value Award Ratio as specified in such Prior Plan). In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of

Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards.

4.4	Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1    Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO. Each option, or portion thereof, that is not an ISO, shall be a nonqualified stock option.    The maximum term of each option (ISO or nonqualified) shall be eight (8) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2    Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3    Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock (as specified in the applicable award agreement), equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be eight (8) years.

5.1.4    Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. Notwithstanding anything in the Plan or an award agreement to the contrary, any dividends and/or dividend equivalents as to the unvested portion of an award (including, without limitation, a restricted stock award) will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

5.2	Performance-Based Awards. The grant, vesting, exercisability or payment of performance-based awards shall depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing.

5.2.1    Performance Goals. The specific performance goals for performance-based awards may be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share; cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities); working capital; stock price; total stockholder return; revenue; gross profit; operating income; net earnings (before or after interest, taxes, depreciation and/or amortization); gross margin; operating margin; net margin; return on equity or on assets or on net investment; cost containment or reduction; regulatory submissions or approvals; manufacturing production; completion of strategic partnerships; research milestones; any other measure selected by the Administrator or any combination thereof. As applicable, these terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. The applicable performance goals may be applied on a pre- or post-tax basis and may be adjusted to include or exclude determinable components of any performance goal, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Corporation or its financial statements or changes in law or accounting principles (“Adjustment Events”). The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.2    Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. The maximum number of shares of Common Stock which may be subject to performance-based awards (including performance-based awards payable in shares of Common Stock and performance-based awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 3,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1; provided that this limit shall not apply to Options and SARs (which are covered by the limit of Section 4.2(b)). The aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $5,000,000.

5.2.3    Certification of Payment. Before any performance-based award is paid under this Section 5.2, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.4    Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.3	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan. Notwithstanding anything contained herein to the contrary, the Administrator may approve an award agreement that, upon the termination of a participant’s employment or service, provides that, or may, in its sole discretion based on a review of all relevant facts and circumstances, otherwise take action regarding an award agreement such that (i) any or all outstanding stock options and SARs shall become exercisable in part or in full, (ii) all or a portion of the restriction or vesting period applicable to any outstanding award shall lapse, (iii) all or a portion of the performance measurement period applicable to any outstanding award shall lapse and (iv) the performance goals applicable to any outstanding award (if any) shall be deemed to be satisfied at the target, maximum or any other interim level.

5.4

Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose.

The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1    Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2    Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3    Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award);

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator;

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months (or such other period of time as required by applicable law). In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law (including Section 409A of the Code) otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Change in Control—Assumption and Termination of Awards. Upon the occurrence of a Change in Control, then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such Change in Control. Upon the occurrence of a Change in Control, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or (unless the Administrator has provided for the termination of the award) the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the Change in Control; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the Change in Control).

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such Change in Control over the exercise or base price of the award.

Subject to applicable law, in the event of a Change in Control, the Administrator may take such action contemplated by this Section 7.2 prior to such Change in Control (as opposed to on the occurrence of such Change in Control) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the Change in Control and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right, subject to Section 409A of the Code, to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.4	Definition of Change in Control. With respect to a particular award granted under this Plan, a “Change in Control” shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or

(2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

8.	OTHER PROVISIONS

8.1

Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Corporation, such other rate as will not cause adverse accounting consequences under generally accepted accounting principles then in effect). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date. This Plan is effective as of March 28, 2017, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Upon such stockholder approval, no further awards shall be granted under any Prior Plan. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant (subject to the last sentence of Section 5.1.4). Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1    Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3    Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)	Section 409A. It is intended that the provisions of the Plan comply with, or be exempt from, Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If, at the time of a participant’s “separation from service” (within the meaning of Section 409A of the Code), (i) such participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation shall make a good faith determination that an amount payable pursuant to an award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Administrator, in its sole discretion, or as otherwise provided in any applicable award agreement between the Corporation and the relevant participant. Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to any award as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such participant or for such participant’s account in connection with an award (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold such participant harmless from any or all of such taxes or penalties.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14	Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

NEKTAR THERAPEUTICS ATTN: SECRETARY 455 MISSION BAY BOULEVARD SOUTH SAN FRANCISCO, CA 94158

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 25, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Nektar Therapeutics in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 25, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E46470-P08895-Z72415	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEKTAR THERAPEUTICS
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. Jeff Ajer 1b. Robert B. Chess 1c. Roy A. Whitfield		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

2.  To approve an amendment and restatement of the 2017 Performance Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the 2017 Performance Incentive Plan by 10,900,000 shares to a total reserve of 19,200,000 shares.

		☐	☐	☐

3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.		☐	☐	☐

4. To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

E46471-P08895-Z72415

NEKTAR THERAPEUTICS

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2018

The undersigned hereby appoints Howard W. Robin and Mark A. Wilson, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Nektar Therapeutics to be held on Tuesday, June 26, 2018 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, CA 94158 (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions specified on the reverse side, with discretionary authority as to any and all matters that may properly come before the meeting. You hereby revoke all proxies previously given.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2, 3, and 4, as more specifically indicated in the Proxy Statement, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any continuation, adjournment or postponement thereof.

If you vote by telephone or Internet, you do not need to mail back this Proxy.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1